                                  EXHIBIT 99.3

                           CONVERSION APPRAISAL REPORT

                            FIRST FEDERAL OF NORTHERN
                             MICHIGAN BANCORP, INC.

                          PROPOSED HOLDING COMPANY FOR
                            FIRST FEDERAL OF NORTHERN
                                    MICHIGAN
                                ALPENA, MICHIGAN

                                  DATED AS OF:
                                NOVEMBER 26, 2004

















                                  PREPARED BY:

                                RP FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

                                                November 26, 2004



Board of Directors
Alpena Bancshares, MHC
Alpena Bancshares, Inc.
100 South Second Avenue
Alpena, Michigan  49707

Members of the Boards of Directors:

        At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by First Federal of Northern Michigan Bancorp, Inc. ("Bancorp"), a newly formed holding company organized in connection with the mutual-to-stock conversion of Alpena Bancshares, M.H.C. (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 55.45% of the common stock of Alpena Bancshares, Inc., Alpena, Michigan ("Alpena Bancshares" or the "Company") (the "MHC Shares"), the mid-tier holding company for First Federal of Northern Michigan, Alpena, Michigan ("First Federal" or the "Bank"). The remaining 44.55% of Alpena Bancshares' common stock is owned by public stockholders. Alpena Bancshares owns 100% of the outstanding common stock of First Federal. It is our understanding that Bancorp will offer its stock in a subscription offering to Eligible Account Holders, Tax-Qualified Plans, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

        This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC").

REORGANIZATION AND PLAN OF STOCK ISSUANCE

        The respective Boards of Directors of the MHC and the Company adopted the plan of conversion and reorganization on November 12, 2004. The plan of conversion and reorganization was amended on December 7, 2004. Pursuant to the plan of conversion and reorganization, the MHC will convert from the mutual holding company form of organization to the fully stock form. The MHC will be merged into First Federal and the MHC will no longer exist. The Company which owns 100% of First Federal, will be succeeded by Bancorp, a new Maryland corporation. As part of the conversion, the ownership interest of the MHC will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding

RP FINANCIAL, LC.
BOARDS OF DIRECTORS
NOVEMBER 26, 2004
PAGE 2


common stock of First Federal will be owned by Bancorp, the newly formed Maryland holding company, and all of the outstanding common stock of Bancorp will be owned by public stockholders, including a private charitable foundation (the "Foundation") which is being establishing in connection with the conversion and to which Bancorp will contribute 4% of the amount of the offering to the Foundation, up to a maximum of 37,500 shares of common stock and up to $375,000 in cash, representing a total maximum contribution of $750,000. Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of Alpena Bancshares common stock owned by persons other than the MHC will be converted automatically into the right to receive new shares of Bancorp common stock determined pursuant to an exchange ratio established by the Board of Directors.

        It is anticipated that the offering shares will be offered in a Subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Plans, including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. After completion of the public stock offering, Bancorp is expected to downstream to the Bank sufficient offering proceeds, in the form of cash, in order for the Bank to achieve a 10% regulatory core capital ratio. The remaining proceeds of the offering will be retained by Bancorp. Bancorp's initial activity will be ownership of its subsidiary, First Federal, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan ("ESOP").

RP FINANCIAL, LC.

        RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by First Federal or Alpena Bancshares to assist in the stock conversion process.

VALUATION METHODOLOGY

        In preparing our Appraisal, we have reviewed the regulatory applications of Bancorp, Alpena Bancshares, First Federal and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of Alpena Bancshares, First Federal and the MHC that has included a review of audited financial information for the past five years through the year ended December 31, 2003 and for the nine months ended September 30, 2004, a review of various unaudited information and internal financial reports through September 30, 2004, and due diligence related discussions with Alpena Bancshares' management; Plante & Moran, PLLC, Auburn Hills, Michigan, Alpena Bancshares'

RP FINANCIAL, LC.
BOARDS OF DIRECTORS
NOVEMBER 26, 2004
PAGE 3


independent auditor; Luse Gorman Pomerenk & Schick PC, Alpena Bancshares' conversion counsel; and Ryan Beck & Co., Inc., Alpena Bancshares' financial and marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

        We have investigated the competitive environment within which Alpena Bancshares operates and have assessed Alpena Bancshares' relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Alpena Bancshares and the industry as a whole. We have analyzed the potential effects of the stock conversion on Alpena Bancshares' operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the overall conditions in Alpena Bancshares' market areas as set forth in demographic, economic and competitive information prepared by third party private and governmental sources. We have compared Alpena Bancshares' financial performance and condition with selected publicly-traded thrifts with similar characteristics as Alpena Bancshares, as well as all publicly-traded thrifts. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial and second-step conversion offerings by thrifts.

        Our Appraisal is based on the Company's representations that the information contained in the regulatory applications and additional information furnished to us by Alpena Bancshares and the respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Alpena Bancshares, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Alpena Bancshares. The valuation considers Bancorp only as a going concern and should not be considered as an indication of Bancorp's liquidation value.

        Our appraised value is predicated on a continuation of the current operating environment for Alpena Bancshares and for all savings and banking institutions. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or Bancorp's value alone. It is our understanding that Bancorp intends to remain an independent institution and there are no current plans for selling control of Bancorp as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

RP FINANCIAL, LC.
BOARDS OF DIRECTORS
NOVEMBER 26, 2004
PAGE 4


        The estimated pro forma market value is defined as the price at which Bancorp's common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

VALUATION CONCLUSION

        It is our opinion that, as of November 26, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion - including: (1) newly-issued shares representing the MHC's ownership interest in the Company; (2) exchange shares to be issued to existing public shareholders of the Company; and (3) Foundation Shares - was $29,175,300 at the midpoint, equal to 2,917,530 shares at a per share value of $10.00.

        Based on the foregoing valuation, the corresponding range of shares and values are as follows:

                                                   2nd Step
                            Offering               Exchange            Foundation           Total
                             Shares                 Shares               Shares            Shares
                             ------                 ------               ------            ------
SHARES
------
Supermaximum                   2,116,000             1,700,113            37,500          3,853,613
Maximum                        1,840,000             1,478,360            36,800          3,355,160
Midpoint                       1,600,000             1,285,530            32,000          2,917,530
Minimum                        1,360,000             1,092,701            27,200          2,479,901

MARKET VALUE
------------
Supermaximum                 $21,160,000           $17,001,130          $375,000        $38,536,130
Maximum                      $18,400,000           $14,783,600          $368,000        $33,551,600
Midpoint                     $16,000,000           $12,855,300          $320,000        $29,175,300
Minimum                      $13,600,000           $10,927,010          $272,000        $24,799,010


ESTABLISHMENT OF THE EXCHANGE RATIO

        OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Bancorp stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The exchange ratio to be received by the existing minority shareholders of Alpena Bancshares will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon the Board of Directors and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.47826 shares, 1.73913 shares, 2.0000 shares and 2.3000 shares of newly issued shares of Bancorp stock for each share of stock held by the public shareholders at the minimum,

RP FINANCIAL, LC.
BOARDS OF DIRECTORS
NOVEMBER 26, 2004
PAGE 5


midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Bancorp shares for the shares held by the public stockholders or on the proposed exchange ratio.

LIMITING FACTORS AND CONSIDERATIONS

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of Bancorp's common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The Appraisal does not take into account any trading activity that may occur with respect to the purchase and sale of common stock in the secondary market following completion of the second-step offering, and reflects only a valuation range as of this date for the pro forma market value of Bancorp immediately upon issuance of the stock.

        RP Financial's valuation was determined based on the financial condition, operations and shares outstanding of Alpena Bancshares as of September 30, 2004, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of Alpena Bancshares and the exchange of the public shares for newly issued shares of Bancorp common stock as a full public company was determined independently by the Boards of Directors of the MHC and the Company. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

        RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

RP FINANCIAL, LC.
BOARDS OF DIRECTORS
NOVEMBER 26, 2004
PAGE 6


        This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Alpena Bancshares, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the common stock, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Bancorp's stock offering.


                                        Respectfully submitted,
                                        RP FINANCIAL, LC.




                                        William E. Pommerening
                                        Chief Executive Officer




                                        James J. Oren
                                        Senior Vice President

RP FINANCIAL, LC.


                                TABLE OF CONTENTS
                             ALPENA BANCSHARES,INC.
                                ALPENA, MICHIGAN


                                                                          PAGE
     DESCRIPTION                                                         NUMBER
     -----------                                                         ------


CHAPTER ONE              OVERVIEW AND FINANCIAL ANALYSIS
-----------

     Introduction                                                          1.1
     Reorganization and Plan of Stock Issuance                             1.1
     Strategic Overview                                                    1.2
     Balance Sheet Trends                                                  1.5
     Income and Expense Trends                                             1.10
     Interest Rate Risk Management                                         1.14
     Lending Activities and Strategy                                       1.15
     Asset Quality                                                         1.17
     Funding Composition and Strategy                                      1.18
     Subsidiaries                                                          1.19
     Legal Proceedings                                                     1.19


CHAPTER TWO                        MARKET AREA
-----------

     Introduction                                                          2.1
     National Economic Factors                                             2.2
     Economic and Interest Rate Environment                                2.3
     Regional Economy                                                      2.4
     Market Area Demographics                                              2.6
     Deposit Trends                                                        2.10
     Competition                                                           2.12

RP FINANCIAL, LC.


                                TABLE OF CONTENTS
                             ALPENA BANCSHARES,INC.
                                ALPENA, MICHIGAN
                                   (CONTINUED)


                                                                          PAGE
     DESCRIPTION                                                         NUMBER
     -----------                                                         ------

CHAPTER THREE                   PEER GROUP ANALYSIS
-------------

     Peer Group Selection                                                  3.1
     Financial Condition                                                   3.6
     Income and Expense Components                                         3.9
     Loan Composition                                                      3.13
     Credit Risk                                                           3.13
     Interest Rate Risk                                                    3.16
     Summary                                                               3.18


CHAPTER FOUR                    VALUATION ANALYSIS
------------

     Introduction                                                          4.1
     Appraisal Guidelines                                                  4.1
     RP Financial Approach to the Valuation                                4.1
     Valuation Analysis                                                    4.2
         1.   Financial Condition                                          4.3
         2.   Profitability, Growth and Viability of Earnings              4.4
         3.   Asset Growth                                                 4.5
         4.   Primary Market Area                                          4.6
         5.   Dividends                                                    4.7
         6.   Liquidity of the Shares                                      4.8
         7.   Marketing of the Issue                                       4.9
                  A.   The Public Market                                   4.9
                  B.   The New Issue Market                                4.13
                  C.   The Acquisition Market                              4.15
                  D.   Trading in Alpena Bancshares' Stock                 4.15
         8.   Management                                                   4.16
         9.   Effect of Government Regulation and Regulatory Reform        4.17
     Summary of Adjustments                                                4.17
     Valuation Approaches                                                  4.17
         1.   Price-to-Earnings ("P/E")                                    4.19
         2.   Price-to-Book ("P/B")                                        4.22
         3.   Price-to-Assets ("P/A")                                      4.22
     Comparison to Recent Conversions                                      4.23
     Valuation Conclusion                                                  4.23
     Establishment of the Exchange Ratio                                   4.24

RP FINANCIAL, LC.


                                 LIST OF TABLES
                             ALPENA BANCSHARES, INC.
                                ALPENA, MICHIGAN

TABLE
NUMBER   DESCRIPTION                                                        PAGE
------   -----------                                                        ----


   1.1   Historical Balance Sheets                                          1.6
   1.2   Historical Income Statements                                       1.11


   2.1   Primary Market Area Employment Sectors                             2.5
   2.2   Unemployment Data                                                  2.6
   2.3   Demographic Data                                                   2.7
   2.4   Deposit Summary                                                    2.11
   2.5   Market Area Counties Deposit Competitors                           2.13


   3.1   Peer Group of Publicly-Traded Thrifts                              3.3
   3.2   Balance Sheet Composition and Growth Rates                         3.7
   3.3   Income as a Percent of Average Assets and Yields, Costs, Spreads   3.10
   3.4   Loan Portfolio Composition and Related Information                 3.14
   3.5   Credit Risk Measures and Related Information                       3.15
   3.6   Interest Rate Risk Measures and Net Interest Income Volatility     3.17


   4.1   Market Area Unemployment Rates                                     4.7
   4.2   Pricing Characteristics and After-Market Trends
           Recent Conversions Completed (Last Three Months)                 4.14
   4.3   Valuation Adjustments                                              4.17
   4.4   Estimated Core Earnings                                            4.20
   4.5   Public Market Pricing                                              4.21
   4.6   Offering Range of Shares and Values                                4.24

RP(R) FINANCIAL, LC.
PAGE 1.1


                       I. OVERVIEW AND FINANCIAL ANALYSIS


INTRODUCTION

        First Federal serves the northern portion of the lower peninsula of Michigan through a headquarters office and nine branch offices located in the counties of Alpena, Iosco, Cheboygan, Otsego, Oscoda, Emmet, Antrim and Montmorency. This branch network covers the Michigan peninsula from the eastern border with Lake Huron, to the western border with Lake Michigan. A map of the Bank's branch office network is provided in Exhibit I-1. In 1994 First Federal of Northern Michigan reorganized into the mutual holding company form of organization. In 2000 First Federal of Northern Michigan formed Alpena Bancshares, Inc. as its mid-tier stock holding company. The MHC currently owns 55.4% of the Company's shares, while public stockholder's own the remaining 44.6%. The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation ("FDIC"). At September 30, 2004, First Federal had $254.5 million in assets, $182.4 million in deposits and stockholder's equity of $21.9 million, equal to 8.62% of total assets. Tangible stockholder's equity equaled $18.3 million, or 7.18% of assets. First Federal's audited financial statements are included by reference as Exhibit I-2.


REORGANIZATION AND PLAN OF STOCK ISSUANCE

        The respective Boards of Directors of the MHC and the Company adopted the plan of conversion and reorganization on November 12, 2004. The plan of conversion and reorganization was amended on December 7, 2004. Pursuant to the plan of conversion and reorganization, the MHC will convert from the mutual holding company form of organization to the fully stock form. The MHC will be merged into First Federal and the MHC will no longer exist. The Company which owns 100% of First Federal, will be succeeded by a new Maryland corporation named First Federal of Northern Michigan Bancorp, Inc. ("Bancorp"). As part of the conversion, the ownership interest of the MHC will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of First Federal will be owned by Bancorp, and all of the outstanding common stock of Bancorp will be owned by public stockholders, including a private charitable foundation which is being establishing in connection

RP(R) FINANCIAL, LC.
PAGE 1.2


with the conversion and to which Bancorp will contribute 4% of the amount of the offering to the Foundation, up to a maximum of 37,500 shares of common stock and up to $375,000 in cash, representing a total maximum contribution of $750,000. Under the plan of conversion and reorganization, at the conclusion of the conversion and offering, each share of Alpena Bancshares common stock owned by persons other than the MHC will be converted automatically into the right to receive new shares of Bancorp common stock determined pursuant to an exchange ratio, as determined by the Board of Directors.

        It is anticipated that the offering shares will be offered in a Subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Plans, including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering. After completion of the public stock offering, Bancorp is expected to downstream to the Bank sufficient offering proceeds, in the form of cash, in order for the Bank to achieve a 10% regulatory core capital ratio. The remaining proceeds of the offering will be retained by Bancorp, whose initial activity will be ownership of its subsidiary, First Federal, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan ("ESOP").


STRATEGIC OVERVIEW

        First Federal maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, First Federal's operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans have been the primary type of loan originations and assets have been primarily funded with retail deposits. In recent years, the Bank has followed a strategy of diversifying the loan portfolio into other loan types, such as commercial real estate, commercial business, construction and consumer loans, including home equity loans/lines of credit and second mortgage loans. Pursuant to the Bank's business plan, First Federal will continue to emphasize 1-4 family lending, but will also pursue greater diversification into these other types of lending, in particular commercial lending. First Federal

RP(R) FINANCIAL, LC.
PAGE 1.3


has utilized borrowed funds for operations in order to more fully leverage the equity base and enhance net income. This growth strategy has resulted in the current leveraged balance sheet position. Overall, it is the Bank's objective to continue to grow the Bank's asset base, with investment of available funds continuing to be concentrated in loans, which will facilitate a higher yielding interest-earning asset composition.

        First Federal's earnings base is dependent upon net interest income and operating expense levels, along with non-interest income sources provided by mortgage banking activities and an insurance subsidiary operation. Historically, First Federal's operating strategy has provided for a relatively strong interest rate spread, which can be largely attributed to an interest-earning asset composition that is concentrated in loans receivable. In the most recent fiscal years, the Bank's operating expenses have increased due to expansion of the branch office network and purchase of an insurance subsidiary operation. On the liability side of the balance sheet, First Federal has developed a sizeable balance of lower costing transaction and savings accounts (over 40% of deposits), which have lowered overall interest expense ratios. However, these account types are also more costly to service than certificates of deposit ("CDs"), which have placed upward pressure on operating expenses. Use of borrowings has also placed upward pressure on funding costs.

        Over the past five fiscal years, First Federal has remained a relatively constant asset size, as deposit losses in certain market have been offset by the purchase of two branch offices in May 2004, along with continued use of borrowed funds. The Bank's current business plan is to pursue a growth strategy that will emphasize growth of the loan portfolio such that the concentration of interest-earning assets comprised of loans will remain in the range of 70% to 80%. Growth of the loan portfolio will emphasize increased diversification, particularly commercial real estate, commercial business and home equity loans.

        A key component of the Bank's business plan is to increase capital through the second step stock offering. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of First Federal. First Federal's higher equity-to-assets ratio will better position the Bank to take advantage of additional expansion opportunities as they arise. Such expansion is expected to occur through growth in the existing branch office network and possible acquiring additional branches in markets currently served by the branch network or

RP(R) FINANCIAL, LC.
PAGE 1.4


in surrounding contiguous markets. In addition, the increase in capital realized from the stock offering will provide a larger capital cushion for growth through other potential acquisitions of other local commercial banks or other financial service providers as opportunities arise. Sufficient conversion proceeds will be downstreamed to the Bank so that the Bank's pro forma regulatory core capital ratio will be at least 10%. The projected use of stock proceeds is highlighted below.

        o COMPANY. The Company is expected to retain an estimated 30% of the net offering proceeds at the midpoint of the offering range. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

        o FIRST FEDERAL. Approximately 70% of the net conversion proceeds will be infused into the Bank at the midpoint of the offering range. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will become part of general operating funds, and are expected to be primarily utilized to fund growth of loans.

        Overall, it is the Bank's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with First Federal's operations. The Bank has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity ("ROE"), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

RP(R) FINANCIAL, LC.
PAGE 1.5


BALANCE SHEET TRENDS

        Table 1.1 shows the Bank's historical balance sheet data for the past five fiscal years and for the 12 month period ending September 30, 2004. From December 31, 1999 through September 30, 2004, First Federal's assets decreased at a 0.73% annual rate, representing a relatively stable asset base. Within the asset base, loans receivable declined, while cash and investments increased. Within the liability base, deposits recorded an increase while borrowed funds declined. The balance of stockholder's equity increased. A summary of First Federal's key operating ratios for the past five fiscal years is presented in
Exhibit I-3.

        First Federal's loans receivable decreased at a 3.6% annual rate from fiscal year end 1999 through September 30, 2004. The loan portfolio declined in balance from fiscal 1999 through the end of fiscal 2002, by a total of $72.0 million, or 32.2%, due primarily to the Bank's strategy of selling longer term fixed rate residential loans into the secondary market, as a part of interest rate risk management. First Federal, similar to many institutions across the country, experienced high levels of refinancing activity during the declining rate environment of the 2000-2004 period, and did not retain longer term fixed rate residential loans upon refinancing. Generally, such loans were sold servicing retained, and the Bank maintained a loans serviced for others balance of $140.4 million at September 30, 2004. Although the Bank continued to sell long term fixed rate loans into the secondary market in fiscal 2003 and year-to-date 2004, loans receivable increased during fiscal 2003 and year-to-date 2004, primarily due to the Bank's increasing emphasis on commercial lending (both real estate and business loans), which has resulted in a material balance of such loans as of September 30, 2004. First Federal's historical, but declining emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 53.2% of total loans receivable consisted of 1-4 family permanent mortgage loans at September 30, 2004. Trends in the Bank's loan portfolio composition over the past five and three-quarters fiscal years show that the concentration of 1-4 family permanent mortgage loans comprising total loans has declined from 86.6% at December 31, 2004 to the current level. Since fiscal 2000, lending diversification by the Bank has consisted primarily of commercial real estate/business loans, which comprised 29.3% of total loans at September 30, 2004, versus 4.0% of total loans as of December 31, 1999. Consumer loans, which consist substantially of home equity lines of credit and second mortgage loans, represent the second largest area of lending diversification for the

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

RP(R) FINANCIAL, LC.
PAGE 1.7


Bank with such loans comprising 13.3% of the loan portfolio at September 30, 2004. The balance of the loan portfolio consists of construction loans, which equaled 4.2% of total loans outstanding at September 30, 2004.

        The intent of the Bank's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting First Federal's overall credit and interest rate risk objectives. First Federal's investment portfolio has ranged from a low of $19.0 million at December 31, 1999 to a high of $51.2 million as of December 31, 2002. As of September 30, 2004, investment securities and mortgage-backed securities ("MBS") totaled $47.5 million, or 18.7% of assets. U.S. Government and state agency obligations and municipal obligations represented the Bank's largest investment concentration, totaling $34.3 million, or 72% of the investment portfolio. The remainder of the investment portfolio consisted of $4.6 million of FHLB stock, and $0.166 million of investment in other securities. All of the investment securities portfolio is classified as available-for-sale ("AFS"), except for a $1.8 million state municipal bond investment designated as held-to-maturity ("HTM"). The MBS portfolio totaled $8.3 million as of September 30, 2004. Since fiscal 2002, the Bank has maintained a moderate balance of such securities, as part of credit risk, interest rate risk, and profitability management practices. Such investments consist of securities issued by Fannie Mae, Freddie Mac and Ginnie Mae, and all such investments were classified as AFS, with a pre-tax gain of $38,000. Exhibit I-4 provides historical detail of the Bank's investment portfolio.

        Over the past five fiscal years, the Bank's level of cash and equivalents ranged from a low of 1.9% of assets at September 30, 2004 to a high of 10.4% of assets at year end 2002, with these funds utilized for daily operations and cashflow requirements. Such funds are classified as cash and cash equivalents and overnight deposits with the Federal Home Loan Bank.

        Since fiscal 1999, First Federal has maintained a balance of fixed assets ranging from $4.3 million at December 31, 1999 (1.6% of assets), to $6.4 million at September 30, 2004, or 2.5% of assets. The increase in fixed assets reflects the increase in the branch office network from six to 10 branches over the time period, along with investment in additional assets such as a separate back-office operations center in downtown Alpena for deposit operations, accounting and mortgage loan servicing. The Bank's data processing equipment has also been upgraded in recent periods. A new Cheboygan County branch is currently being constructed with an

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RP(R) FINANCIAL, LC.
PAGE 1.8


additional estimated $750,000 of capitalized fixed assets expected in 2005 prior to completion and occupancy. The Bank also plans to spend approximately $1.2 million on a newly constructed Montmorency County branch, scheduled for completion during 2005. This figure includes the cost of land acquisition.

        Since fiscal 1999, the Bank has also maintained a balance of real estate held for sale, with such balance declining from $1.5 million at December 31, 1999 to $0.6 million at September 30, 2004. This asset reflects the remaining value of a number of development lots in a residential development in Alpena County. The assets are held in a subsidiary of the Bank. The remaining building lots are actively being worked towards resolution, and no material gains or losses are expected.

        First Federal reported a balance of $3.7 million of intangibles on the balance sheet as of September 30, 2004, with these intangibles originating from three separate transactions. In 1996, the Bank purchased two retail branch offices from Great Lakes National Bank, which created approximately $3 million of a core deposit intangible. In 2003, the Bank purchased the InsuranCenter of Alpena ("ICA"), an Alpena based insurance agency, which resulted in intangibles classified as: a customer list, customer contracts, non-compete convenants and acquisition costs, along with a balance of goodwill. All of the intangibles, with the exception of the goodwill balance, are being amortized over their respective amortization periods, with the customer lists and customer contracts amortized over a 20 year period. In May of 2004, First Federal completed the purchase of two branch offices from North Country Bank & Trust of Michigan, and no intangibles were created from this transaction, due to the write-up of the value of fixed assets, which more than offset the premium paid on the acquired deposit base.

        Retail deposits have consistently been the primary funding source for the Bank's assets, with decreasing use of borrowed funds in recent fiscal years. From fiscal year end 1999 through September 30, 2004, the Bank's deposits increased at an annual rate of 3.3% to $182.4 million, or 71.7% of assets. After remaining relatively stable from fiscal year end 1999 through 2003, deposits increased by $30.7 million at September 30, 2004, due in part to the purchase of two branch offices from another regional commercial bank, which added approximately $13 million of deposits. During 2004, First Federal also gained deposits by designing and offering several CD products with customer withdrawal features. As of September 30, 2004, CDs and core

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PAGE 1.9


deposits (transaction and savings accounts) comprised 59.4% and 40.6% of the Bank's total deposits, respectively, compared to 66.1% and 33.9% as of December 31, 2001. Thus, the Bank has been successful in increasing the level of core deposits, primarily though the development of the commercial loan portfolio, which also provides for commercial checking accounts.

        Borrowings have served as an alternative funding source for lending and liquidity purposes, to assist in leveraging the capital base and managing funding costs. Over the past five years, borrowings ranged from a low of 18.6% of assets at September 30, 2004 ($47.3 million), to a high of 32.6% of assets at fiscal year end 1999, at which time borrowings totaled $85.9 million. The Bank's use of borrowings has been concentrated in FHLB advances, which at September 30, 2004, consisted of $16.5 million of advances due in 2004 and 2005, and $29.5 million of borrowings due in years 2006 through 2010. The FHLB advances carried a weighted average interest rate of 5.14% at September 30, 2004. In addition, one other borrowing consists of an unsecured note payable in annual installments over 10 years to the former owners of ICA. The amount of the note was $1.3 million at September 30, 2004, and the note carried an interest rate of 5.5%.

        The Bank's equity increased at a 3.3% annual rate from fiscal year end 1999 through September 30, 2004, primarily reflecting the retention of earnings less dividends paid to shareholders, along with AFS adjustments. Equity totaled $21.9 million, or 8.62% of assets, as of September 30, 2004. Excluding the intangible assets, First Federal reported a tangible capital ratio of 7.2%. First Federal maintained capital surpluses relative to all of its regulatory capital requirements at September 30, 2004. The addition of stock proceeds will serve to strengthen the Bank's capital position and competitive posture within its primary market area, as well as possibly support expansion through acquisition. At the same time, as the result of the Bank's higher pro forma capital position, along with the time period typically needed to reinvest the conversion proceeds, First Federal's return on equity can be expected to be below industry averages following its stock offering.


INCOME AND EXPENSE TRENDS

        Table 1.2 shows the Bank's historical income statements for the past five fiscal years and for the twelve months ended September 30, 2004. The Bank reported positive earnings over the

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PAGE 1.10





























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RP(R) FINANCIAL, LC.
PAGE 1.11


periods examined, ranging from a low of 0.31% of average assets during the twelve months ended September 30, 2004 to a high of 0.82% of average assets during fiscal 2000. For the most recent twelve month period, the Bank reported net income of $750,000, a reduction from the prior year due primarily to a reduction in gains on the sale of loans into the secondary market. Net interest income and operating expenses represent the primary components of First Federal's core earnings. Non-interest operating income derived from First Federal's retail banking activities has been a material contributor to earnings, with such income supplemented since fiscal 2003 with income from ICA. Loan loss provisions established over the past five years have been utilized to both replace loan chargeoffs and to build the level of allowances for loan and lease losses. Income or expense derived from non-operating sources has consisted primarily of gains on the sale of investments and minor levels of losses on the sale of real estate owned or fixed assets.

        Over the period shown in Table 1.2, the Bank's net interest income ratio strengthened to 3.14% of average assets in fiscal 2003 before experiencing compression during the most recent twelve month period to 2.91%. The recent decline was attributable to a more significant reduction in interest income than interest expense, largely driven by the continued presence of historically low market interest rates. In addition, the Bank's increased level of commercial loans, most of which are tied to the prime rate of interest, which also is at a relatively low rate. Factors assisting in building the net interest income ratio in recent years include the increasing proportion of lower costing core deposits in the Bank's deposit base, along with a lower balance of higher costing borrowed funds in comparison to fiscal years 1999 to 2001. The Bank's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5. The level of interest income has also been negatively affected by the increased investment in fixed assets from $4.8 million, or 2.1% of assets as of December 31, 2002, to $6.4 million, or 2.5% of assets, as of September 30, 2004, and by the level of intangibles on the Bank's balance sheet.

        Consistent with the Bank's efforts to diversify the income stream, sources of non-interest operating income have an increasing proportion of the income statement. Non-interest operating income has ranged from a low of 0.27% of average assets during fiscal year 1999 to a high of 0.63% of average assets during fiscal 2003. Non-interest operating income equaled $1.4 million, or 0.58% of average assets for the twelve months ended September 30, 2004. Since fiscal 2000,

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RP(R) FINANCIAL, LC.
PAGE 1.12


the Bank has implemented various strategies to increase non-interest income, including raising various banking service charges and fees, such as ATM fees, deposit account service charges and implemented new fee-based products such as overdraft protection accounts. In addition, the mortgage banking strategy in place since fiscal 2000 has resulted in higher loan fees and service charges, along with loan servicing income from the balance of loans serviced for others and capitalization income of the servicing premium retained.

        The insurance premium and commissions income generated from ICA is evident in Table 1.2 since the Bank purchased the operations in 2003, and such income totaled $3.0 million, or 1.25% of average assets, for the twelve months ended September 30, 2004. The financial results of this subsidiary have been a net positive for the Bank, and First Federal believes that following completion of the conversion additional efforts can be made to increase the revenue from this subsidiary. The pending completion of the three year employment agreement with the former owners of ICA will be addressed through replacement with qualified staffing.

        Operating expenses have trended upward since fiscal 1999, and increased sharply during fiscal 2003, largely due to the additional expenses related to the operations of ICA. Since fiscal 1999, the development and expansion of the commercial lending department has also resulted in significant increases in personnel expense, along with additional backoffice costs. Other employees have been added to support branch operations as the branch network has expanded, along with increased equipment and depreciation costs. Employee benefits such as health care have also increased significantly. The Bank has also implemented various personal accomplishment and performance programs that have elevated employee costs. Upward pressure will be placed on the Bank's operating expense ratio following the stock offering, due to expenses associated with stock benefit plans. At the same time, the increase in pro forma equity facilitates the Bank's capacity to leverage its balance sheet operating expenses through continued growth.

        An analysis of the Bank's expense coverage ratio (net interest income divided by operating expenses) is not totally meaningful given the high level of operating expense shown in Table 1.2 for ICA, as the expense coverage ratio would not include the ICA revenue stream. An analysis of First Federal's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income, gains on the sale of loans, ICA revenue and other

RP(R) FINANCIAL, LC.
PAGE 1.13


operating income) is more appropriate, and revealed an efficiency ratio of 89% for the most recent twelve month period, less favorable than the 81% efficiency ratio maintained during fiscal 2002.

        Since fiscal 2000, loss provisions established have ranged from 0.10% to 0.18% of average assets, with provisions taken in order to both replace loan chargeoffs and to build the level of allowances for loan and lease losses. The majority of chargeoffs in recent years have been related to the consumer loan portfolio, including automobile loans and credit card loans, although a portion of the credit card portfolio was sold in 2003. Total net chargeoffs have declined from $215,000 in fiscal 2001 to $123,000 for the twelve months ended September 30, 2004. As of that date, the Bank maintained valuation allowances of $1,152,000, equal to 0.61% of net loans receivable and 64.76% of non performing assets. Exhibit I-6 sets forth the Bank's loan loss allowance activity during the past five fiscal years.

        Since beginning the mortgage banking strategy in fiscal 2000, gains on the sale of loans into the secondary market have been a noticeable contributor to the revenue of the Bank. Such revenue increased to $1.1 million for fiscal 2003, before declining to $501,000 for the twelve months ended September 30, 2004. This trend illustrates that this revenue stream depends upon residential lending volumes and market interest rates, but is still considered part of core earnings as the Bank has followed this strategy consistently since fiscal 2000. Other non-operating income and expenses have primarily consisted of gains on the sale of investment securities, a common income enhancement strategy in the industry. The Bank has also recorded smaller levels of gains or losses on the sale of real estate owned or fixed assets. During fiscal 2003 the Bank recorded a modest amount of income on an insurance claim.

        The Bank's effective tax equaled 28.1% during fiscal 2004, which was less than the effective statutory rate as the result of tax exempt income earned on certain investments, non-taxable dividends, and other factors. As set forth in the prospectus, the Bank's effective marginal tax rate is assumed to equal 34%.


INTEREST RATE RISK MANAGEMENT

        The Bank's balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and

RP(R) FINANCIAL, LC.
PAGE 1.14


higher interest rates. As of June 30, 2004, the Net Portfolio Value ("NPV") analysis as provided by the Office of Thrift Supervision indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 20% decline in the Bank's NPV (see Exhibit I-7).

        The Bank manages interest rate risk from the asset side of the balance sheet through such strategies as offering a variety of adjustable rate loan products, including adjustable rate one-to four-family, commercial real estate mortgage and commercial business loans, offering shorter-term fixed rate mortgage loans and investing in shorter term investment securities, including U.S. government and agency obligations. On the liability side of the balance sheet, the Bank has utilized alternative funding sources, such as advances from the FHLB of Indianapolis, with various maturities and has emphasized the build-up of less interest rate sensitive and lower costing transaction and savings accounts. As of December 31, 2003, of the total loans due after December 31, 2005, fixed rate loans comprised 86.0% of those loans (see Exhibit I-8). Management of interest rate risk has also been pursued through maintaining an adequate cost free capital position, although the booking of intangibles on the balance sheet have lessened the impact of cost-free capital in recent periods.

        The infusion of stock proceeds will serve to reduce the Bank's interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase to capital will lessen the proportion of interest rate sensitive liabilities funding assets.


LENDING ACTIVITIES AND STRATEGY

        First Federal's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Bank's loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate loans and commercial business loans. To a lesser extent, the Bank's lending activities include construction and consumer loans, including home equity loans and lines of credit. Virtually all of the Bank's residential loans are secured by property in the market area. Going forward, the Bank's lending strategy is to pursue further diversification of the loan portfolio, whereby growth of commercial real estate, commercial business and home equity loans will be emphasized. However, the origination of 1-4 family permanent mortgage loans is expected to remain as a significant lending activity. Exhibit I-9 provides historical detail of First

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RP(R) FINANCIAL, LC.
PAGE 1.15


Federal's loan portfolio composition over the past two fiscal years and Exhibit I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of September 30, 2004.

        First Federal originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, most of which qualify for sale in the secondary market. In the relatively low interest rate environment that has prevailed in recent years, the substantial portion of the Bank's 1-4 family lending volume has consisted of longer term fixed rate loans, generally all of which are sold into the secondary market on a servicing retained basis. Adjustable rate mortgage loans ("ARMs") offered by the Bank include loans that reprice annually from the outset of the loan or which adjust annually after a one- three- or five-year initial fixed rate period. ARMs are typically indexed to the constant maturity treasury rate of a similar term. First Federal also originates balloon loans with terms of five years, which are generally retained in portfolio. Fixed rate loans offered by the Bank have terms to maturity ranging from 15 through 30 years. The Bank typically requires a loan-to-value ("LTV") ratio of 80% or less for 1-4 family loans, but will lend up to a 90% LTV ratio with private mortgage insurance ("PMI"). The Bank has also recently purchased approximately $9.1 million of mortgage loans from another Michigan bank, of which $7.8 million remained in the portfolio at September 30, 2004. As of September 30, 2004, the Bank maintained 1-4 family permanent mortgage loans totaling $100.6 million, equal to 53.2% of total loans outstanding.

        Commercial real estate loans represent the most significant area of lending diversification for the Bank, and are mostly collateralized by properties in the Bank's regional market area. First Federal originates commercial real estate loans up to a maximum LTV ratio of 75% and requires a minimum debt-coverage ratio of 1.4 times. Loan terms provide for up to 25 year amortizations with terms to maturity of 15 years and have three- or five-year balloon features. All loans originated by the Bank are retained for investment, with the exception of a few participation loans, of which a portion is sold to other local lenders. The Bank has also purchased participations in commercial real estate loans from other financial institutions. Commercial real estate loans are offered as fixed and floating rate loans with the adjustable rate loans indexed to the prime rate of interest. In light of the higher credit risk associated with commercial real estate loans, loan rates offered on those loans are at a premium to the Bank's 1-4 family loan rates. Properties securing the commercial real estate loan portfolio include

RP(R) FINANCIAL, LC.
PAGE 1.16


properties used for business purposes such as small office buildings or retail facilities, restaurants, etc. in the primary market area. Growth of commercial real estate lending is an area of lending emphasis for the Bank. As of September 30, 2004, the Bank's commercial real estate loan portfolio totaled $26.5 million, or 14.0% of the total loan portfolio.

        The Bank offers commercial business loans to small businesses, professionals and sole proprietorships in the local market area. Commercial business loans generally are offered as revolving lines of credit or term loans. Such loans are generally used to longer-term working capital needs such as purchasing equipment or furniture. Variable rate loans are based on the prime rate of interest, plus a margin, while fixed rate loans are set either at a margin above the FHLB comparable advance rate or the prime rate of interest. Commercial business lending is being emphasized as a source of loan growth for the Bank. As of September 30, 2004, First Federal's outstanding balance of commercial business loans totaled $28.9 million, or 15.3% of total loans outstanding.

        Construction loans originated by the Bank generally consist of loans to finance the construction of 1-4 family residences and, to a lesser extent, financing for the construction of multi-family and commercial properties. Residential construction loans are generally offered to experienced local developers operating in the Bank's primary market area and to individuals for the construction of their personal residences. The Bank's policies require that the loan convert to a permanent mortgage loan at the end of the construction phase. Construction loans generally are offered for a one-year term and require payment of interest only during the construction period. The Bank will originate construction loans up to a LTV ratio of 80%, provided that the borrower obtains PMI on the loan if the loan balance exceeds 80% of the appraised value or sales prices, whichever is less. Residential construction loans are generally made on the same terms as the one- to four-family mortgage loans. Commercial real estate construction loans are originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction, with terms of nine months. As of September 30, 2004, First Federal's outstanding balance of construction loans totaled $7.9 million, or 4.2% of total loans outstanding.

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RP(R) FINANCIAL, LC.
PAGE 1.17


        Diversification into consumer loans primarily consists of home equity loans and lines of credit and second mortgage loans, along with smaller balances of automobile loans and personal secured and unsecured loans. Home equity loans are offered as fixed rate amortizing loans, while lines of credit are adjustable rate with the rate equal to the prime rate of interest. Home equity loans are offered for terms of up to 15 years and the Bank will lend up to maximum LTV ratio of 80% of the combined balance of the first mortgage and an amortizing home equity loan. For home equity lines of credit, the Bank will lend up to a maximum LTV ratio of 80% of the combined balance of the first mortgage and the line of credit. As of September 30, 2004, the balance of home equity loans and lines of credit totaled $9.3 million, while second mortgage loans totaled $9.5 million. Other than home equity and second mortgage loans, consumer lending is expected to remain as a limited area of loan diversification for the Bank. As of September 30, 2004, the Bank's consumer loan portfolio totaled $25.0 million.


ASSET QUALITY

        The Bank's generally strict loan underwriting procedures and active 1-4 family residential lending program has generally supported favorable credit quality measures. First Federal's balance of non-performing assets ("NPAs") equaled 1,779,000, or 0.70% of average assets as of September 30, 2004, versus $2,318,000 as of December 31, 2003, or 1.04% of assets. As shown in Exhibit I-11, the Bank's NPAs balance at September 30, 2004 consisted of $480,000 of non-accruing loans, $1,298,000 of loans greater than 90 days delinquent and still accruing, and $1,000 of real estate owned. NPAs were secured by residential property ($933,000), commercial real estate ($697,000), and consumer loans ($148,000).

        To track the Bank's asset quality and the adequacy of valuation allowances, First Federal has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of September 30, 2004, the Bank maintained valuation allowances of $1,152,000, equal to 0.61% of net loans receivable and 64.76% of non-performing assets.

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RP(R) FINANCIAL, LC.
PAGE 1.18


FUNDING COMPOSITION AND STRATEGY

        Deposits have consistently accounted for the substantial portion of the Bank's interest-bearing funding composition and, at September 30, 2004, deposits equaled 79.4% of First Federal's interest-bearing liabilities ("IBL") composition. Exhibit I-12 sets forth the Bank's deposit composition for the past three and three-quarters fiscal years and Exhibit I-13 provides the interest rate and maturities of the CD portfolio for September 30, 2004.

        CDs represent the largest component of the Bank's deposit composition, which in aggregate equaled $108.8 million, or 59.4% of total deposits at September 30, 2004. Comparatively, at fiscal year end 2001, the ratio of CDs comprising total deposits equaled 66.1%, representing an improvement in the composition of the deposit base towards transaction and savings accounts. As of September 30, 2004, 33.7% of the CDs were scheduled to mature in one year or less. As of the same date, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $27.3 million, or 25.1% of total CDs. First Federal maintained a small balance of brokered CDs at September 30, 2004. Deposit rates offered by the Bank are generally in the middle of the range of rates offered by local competitors.

        Transaction and savings accounts represent the remaining component of the Bank's deposit composition, which in aggregate equaled $73.6 million or 40.6% of total deposits. Comparatively, at fiscal year end 2001, the ratio of transaction and savings accounts comprising total deposits equaled 33.9%. Demand and money market deposit accounts were a source of deposit growth for the Bank during the nine months ended September 30, 2004, with demand deposits increasing from $7.2 million to $11.7 million. Similarly, money market deposit accounts increased from $11.6 million to $16.6 million. Regular and other savings accounts comprised the largest portion of the non-CD deposit base, totaling $28.1 million, or 15.3% of all deposits, as of September 30, 2004.

        Borrowings serve as an alternative funding source for the Bank to facilitate management of liquidity and funding costs. Borrowings held by the Bank at September 30, 2004 consisted of $46.0 million of FHLB advances with a weighted average rate of 5.14%, and a $1.3 million unsecured note payable over 10 years to a former owner of ICA with a rate of 5.5%. Exhibit I-14 provides further detail of First Federal's borrowing activities during the past three and three-quarters fiscal years.

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RP(R) FINANCIAL, LC.
PAGE 1.19


SUBSIDIARIES AND OTHER ACTIVITIES

        First Federal has two subsidiaries, Financial Services & Mortgage Corporation ("FSMC"), which leases, sells, develops and maintains real estate properties; and InsuranCenter of Alpena, a licensed insurance agency engaged in the business of property, casualty and health insurance, which First Federal of Northern Michigan acquired in June 2003 for $2.57 million. FSMC's primary activity is the development and sale of residential lots in a development in Alpena County. The balance of real estate held for sale in this subsidiary has declined from $1.5 million at December 31, 1999 to $0.6 million at September 30, 2004. The operations of ICA include a servicing contract with Blue Cross of Michigan, the revenues of which supported the purchase price of ICA. This servicing contract provides approximately 50% of the revenues of ICA, and the loss of this contract would substantially affect the revenue and carrying value of the operations on the Bank's books. At present, there is no indication that the contract would be cancelled. The remaining revenues of ICA are derived from property, casualty and life insurance policies and the sale of investment products.


LEGAL PROCEEDINGS

        First Federal is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed to be immaterial to the Bank's financial condition.

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RP FINANCIAL, LC.
PAGE 2.1


                                 II. MARKET AREA


INTRODUCTION

        First Federal serves the northern portion of the lower peninsula of Michigan through a headquarters office and nine branch offices located in the counties of Alpena, Iosco, Cheboygan, Otsego, Oscoda, Emmet, Antrim and Montmorency. This branch network covers the Michigan peninsula from the eastern border with Lake Huron, to the western border with Lake Michigan. The Bank completed a branch purchase transaction in May 2004, whereby the Emmet and Antrim County branches were acquired from North Country Bank & Trust, a commercial bank. Deposits in these two branches as of June 30, 2004 totaled $12.0 million. A map of the Bank's office locations is shown in Exhibit I-1, and additional detail regarding the Bank's office locations is presented in Exhibit II-1. The primary market area, which contains a total population of approximately 187,000, is primarily a rural area that has long been associated with economic sectors of the timber industry, agriculture, tourism, mining and concrete production. The city of Alpena is the largest city located in the primary market area counties served. Characteristic of rural regions of the country, the primary market area is characterized by minimal population growth, including areas of population decline, and income levels that are lower than statewide averages. Most of the employment is industries that are seasonal in nature and are affected by the broader national and regional economic climate. The Bank's competitive environment includes a combination of smaller, local community commercial banks, branches of larger regional and superregional commercial banks, credit unions and other financial services companies.

        Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been examined in relation to the relative impact on value.

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RP FINANCIAL, LC.
PAGE 2.2


NATIONAL ECONOMIC FACTORS

        The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. The major stock exchange indices increased during calendar year 2003 and through mid-2004, due to the completion of major military action in Iraq, a somewhat improved overall economic performance by the nation's economy, a continued expectation that interest rates will remain at current historical low levels in the foreseen future, low inflation rates and more positive recent corporate earnings reports. However, during April and May 2004, increasing signs of a strongly growing economy led to fears of inflation, higher interest rates and a potential slowdown of the national economy, which resulted in a moderate pullback in the stock market during mid-2004. The price of oil reached all time highs approaching $50 per barrel, which also led to fears of adverse economic impacts. The size of the projected federal budget deficit in the future has also led to a level of uncertainty about future economic performance. The economy showed signs of slowing at the end of the second quarter of 2004, as higher energy prices reduced consumer spending. Retail sales, industrial production and housing starts all fell in June. The index of leading indicators fell in June for the first time in over a year and second quarter GDP declined to a 3.0% annual growth rate. Surging oil prices continued to hamper the U.S. economy during July, as employers added just 32,000 jobs in July. Despite modest job growth, the July unemployment rate dropped to 5.5%. Employment data showed a strengthening jobs market for August, as the 5.4% unemployment rate reported for August was its lowest level since October 2001. Comparatively, other economic data for August generally showed the pace of economic activity continued to decelerate, which included a decline in retail sales and the third straight monthly drop in the index of leading indicators. In September and October 2004, the stock markets reacted to continued unrest in Iraq, the level of oil prices, and the uncertainty surrounding the presidential election. The national unemployment rate has remained relatively low in comparison to recent historical levels, and was 5.4% as of September 2004, representing a decline from 6.5% one year earlier. As an indication of the changes in the nation's stock markets over the last 12 months, as of November 26, 2004, the Dow Jones Industrial Average closed at 10522.23, an increase of 0.7% from December 31, 2003, while the NASDAQ Composite Index

RP FINANCIAL, LC.
PAGE 2.3


stood at 2102.0, an increase of 7.2% over the same time period. The Standard & Poors 500 Index totaled 1182.7 as of November 26, 2004, an increase of 6.4% from December 31, 2003.


ECONOMIC AND INTEREST RATE ENVIRONMENT

        The future success of First Federal's operations is partially dependent upon various national and local economic trends. Trends in the national economy improved during calendar year 2003 and in the first three quarters of 2004. Inflation remains relatively low compared to historical levels, increasing at an annual rate of 4.1% for the first six months of 2004. The economic slowdown of 2000 to 2002, the results of the reaction to the September 11 attacks, and other actions by the federal government has eliminated the previous Federal budget surplus and caused a record budget deficit for fiscal 2004. The economic slowdown has also caused a noticeable increase in unemployment, which increased from several decades lows of below 5.0% in 2000 to 6.0% in late 2003. As of September 2004, the unemployment rate had declined to 5.4%, although a large number of potential workers had stopped seeking employment and thus were not counted among the unemployed. The economy has showed signs of recovery, termed a "jobless recovery", although certain sectors of the economy remain stagnant. The GDP increased by 3.3% in the second quarter of 2004 and a revised 4.5% in the first quarter of 2004, indicating a somewhat stable growth rate to the economy in the short term.

        After remaining at historical lows over the past couple of years, interest rates have increased in recent months, following the perception of a strongly growing economy, and statements by the Federal Reserve that it would likely raise key interest rates in the near future. The Federal Reserve raised the key interest rates by 0.25% at each of the June, July, September and November meetings of the Fed, in recognition of the current stronger economy. The Federal Reserve had kept key market interest rates at historical lows not seen since the 1950s, having lowered the key interest rates (federal funds and the discount rate) over a dozen times since January 1, 2001. As of the latest Fed rate increase, effective September 2004, the Fed Funds rate was 2.00%, down from 6.50% at the beginning of 2001, while the Discount Rate stood at 1.75%, down from 6.00% at January 1, 2001. The financial markets had previously "priced in" the expectation of rising interest rates, as the treasury yield curve had risen in the past 3 months. As

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PAGE 2.4


of November 26, 2004, one- and ten-year U.S. government bonds were yielding 2.65% and 4.24%, respectively, compared to 1.29% and 4.25%, respectively, as of one year ago. Historical trends for interest rates are presented in Exhibit II-2.


REGIONAL ECONOMY

        Major employers in the Bank's market area include various public schools and governmental agencies, along with employment in the health care field (Alpena Regional Medical Center), the Besser Company (concrete products manufacturing), the LaFarge Corporation (limestone mining and cement producer), Treetops Sylvan Resort (an operator of resort properties), the Garland Resort (an operator of resort properties), the Otsego Memorial Hospital , and the Community Memorial Hospital. There is an increasing level of employment in the recreational industry, as leisure time increases for the general population. The Bank's market area is bounded on the west, north and east by two of the Great Lakes, resulting in this increasing focus on recreation.

        As shown in Table 2.1 below, the State of Michigan and the eight market area counties all reported the largest proportion of employment in services followed by wholesale/retail trade. Manufacturing represents a smaller proportion of the Bank's market area employment base, while construction employment is a larger percentage. Reflecting the rural nature of the area, agriculture employment is also a higher proportion of the employment base. While certain data is not available for specific employment sectors in the Bank's market area, the overall employment base appears to be somewhat diversified and representative of statewide characteristics. See Exhibit II-3 for additional data and details.

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PAGE 2.5


                                    Table 2.1
                     Primary Market Area Employment Sectors
                            (Percent of Labor Force)

                                                                8 County
Employ. Sectors                        Michigan                Market Area
---------------                        --------                -----------

Services                                    40.4%                 28.9%
Wholesale/Ret. Trade                        15.1                  15.8
Government                                  12.7                  13.4
Manufacturing                               14.2                  10.7
Construction                                 5.5                   8.9
Finance, Ins., Real Estate                   7.5                   8.7
Agriculture                                  1.3                   2.6
Transportation/Public Util.                  2.8                   1.8
Other                                        0.5                   9.2
                                             ---                   ---
                                           100.0%                100.0%

Source:  REIS DataSource.


        Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Michigan, are shown in Table 2.2. As of September 2004, the average unemployment rate for the eight market area counties was somewhat above the state and national average. Unemployment was lowest in Cheboygan and Emmet Counties, and highest in Oscoda County. The comparatively higher unemployment rates indicated for the market area counties are indicative of the lack of availability of employment opportunities in the market area, data which is also notable given the slow population growth or population declines in the several of the market area counties. Similar to the U.S., the September 2004 unemployment rates for all of the primary market areas were lower than a year ago. As stated previously, the employment sectors of the market area are to a degree seasonal in nature, and thus the table below also details the range of unemployment rates experienced in the most recent twelve month period. As shown, the Bank's market area is subject to significant fluctuations in employment levels in comparison to state and national data.

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PAGE 2.6


                                    Table 2.2
                                Unemployment Data

                                                                 SEPT. 03 TO SEPT. 04
                                 At               At             --------------------
Region                       Sept. 2003       Sept. 2004           High        Low
------                       ----------       ----------           ----        ---
United States                    5.8%            5.1%               6.3%          5.1%
Michigan                         7.0             6.2                7.5           6.0

Market Area Average              7.6%            6.6%              13.4%          6.5%
--------------------------------------------------------------------------------------

Alpena County                    7.9%            6.2%              10.1%          6.2%
Iosco County                     8.3             6.6               12.9           6.6
Cheboygan County                 4.1             2.8               19.4           2.8
Otsego County                    7.0             5.6                8.3           5.5
Oscoda County                   10.8            10.4               15.5          10.4
Emmet County                     5.8             5.3               11.6           5.0
Antrim County                    7.8             6.3               11.1           6.0
Montmorency County               9.4             9.2               17.9           9.2

Source:  U.S. Bureau of Labor Statistics.

MARKET AREA DEMOGRAPHICS

        Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the Bank's market area (see Table 2.3, with additional data shown in Exhibit II-4). The Bank operates in a rural market area with an overall small population base, which totaled 187,000 as of 2004. Six of the market area counties are relatively similar in size, with approximately 30,000 residents, while two of the counties are much smaller. Since 2000, population growth in the primary market area has been moderate in comparison to national averages, but in-line with statewide changes in population. Two of the market area counties, Alpena and Iosco, have experienced population declines, while Otsego County has recorded the fastest rate of increase. The Alpena County decline is significantly as approximately 60% of the Bank's deposits (in three branch offices) are located in this county.

        These population trends represent a moderately positive trend for Bank as the market area has certain areas of growth and other areas of little population change. The overall

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PAGE 2.9


population base provides a source of business for financial institutions, although the competitive environment remains substantial. As shown in Table 2.3, the number and growth of households performed somewhat better over the same time period, although this reflects a national trend towards a lower average household size and an increase in the number of households overall. In addition, the population and household growth trends described above are forecasted to remain relatively constant over the next five years, indicating that the Bank's business prospects are expected to remain stable in the foreseeable future.

        Income levels, in terms of median household income and per capita income, varied within a fairly broad range between the market area counties examined, with all eight market area counties posting income measures that were lower than the comparable state and U.S. measures. This is an expected characteristic of the market area due to the rural nature, as income and cost of living levels are generally much lower than more populated areas, including suburban and urban cities. The lowest income levels were recorded in the smallest populated counties, Oscoda and Montmorency, while the highest income levels were in Otsego and Emmet Counties. Alpena County, where the largest portion of the Bank's deposits are currently maintained, had income measures that were in the middle of the range for the eight counties, slightly below the average of all the market area counties. Similar to Michigan, growth in household income is projected to increase modestly throughout the primary market area over the next five years, with Emmet County and Antrim County projected to experience the strongest growth in household income through 2009. Household income distribution measures reflect that the primary market area is represented by all income levels, with income levels distributed fairly evenly, while the state and national averages show an overall higher income distribution. Age distribution measures for the primary market area counties are also consistent with rural areas of the country, whereby the market area contains a generally older population base, as shown by the percentage of residents aged 35 or older (59.9%), versus 52.0% for the state of Michigan and 51.0% for the United States.

        In summary, the demographic characteristics of the primary market area are considered to be modestly positive for facilitating loan and deposit growth. It is expected that growth will be achieved through building on the Bank's expansion into new markets through offering a broad

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PAGE 2.10


range of financial services and providing superior customer service. Additionally, growth may also be realized through additional acquisitions of financial institutions or other providers of financial services.


DEPOSIT TRENDS

        The Bank's retail deposit base is closely tied to the market area counties where the respective branches are currently maintained. Table 2.4 displays deposit market trends from June 30, 2001 through June 30, 2004 for the primary market area counties as well as for Michigan. The data indicates that deposits increased in the eight market area counties by an annual average of 4.4% between 2001 and 2004, versus an annual growth rate of 3.6% for the state overall. The market area growth rate is lower when compared to the commercial bank deposit growth rate for the state of 7.0% for the past three years. First Federal maintains over 10 percent of all banking branches in the market area, representing a noticeable market area coverage. All market area counties posted positive deposit growth since 2001, except for Oscoda County. Emmet County recorded the highest annual deposit growth rate (7.4%), followed by Antrim County (6.5%). Similar to Michigan, savings institutions maintained a limited market share of deposits than commercial banks in all of the primary market area counties, with commercial bank market shares ranging from 96.7% in Montmorency County to a low of 63.7% in Alpena County.

        First Federal's deposit holdings are substantially concentrated in Alpena County, with a balance of $102.2 million (60.0% of all Bank deposits), and a deposit market share of 28.6% at June 30, 2004. These deposits are held in the three Alpena County branches. The remaining deposits are fairly spread out among the other seven branches, with concentrations of deposits in Iosco County (9.8% of Bank deposits), and Cheboygan County (7.9% of Bank deposits). During the three year period covered in Table 2.4, the Bank realized a decline in deposits in Alpena, Iosco, Cheboygan and Oscoda Counties. First Federal's market shares range from 28.6% in Alpena County and 18.7% in Oscoda County, to market shares of less than 5% in Cheboygan, Otsego, Emmet, Antrim and Montmorency Counties. Future deposit growth will depend on the Bank's ability to better compete following completion of the conversion offering.

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PAGE 2.11
































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PAGE 2.12


COMPETITION

        The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as First Federal. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.5 lists the Bank's largest competitors in each of the primary market area counties. The Bank's deposit market share are also provided in Table 2.5.

        In the face of this competition, it has been necessary for the Bank to establish a strategy in order to continue to expand and operate as a viable competitor. As a strong multi-market community banking franchise, the Bank's strategy will be to place an emphasis on positioning First Federal as a community-oriented financial institution that provides superior customer service with local decision making that meets the retail, commercial banking and asset management needs of its customer base. This strategy is designed to identify a niche in the Bank's market where it can compete against other much larger institutions. In this regard, the Bank continually seeks to create and maintain an image of professionalism and integrity, and to keep customers and potential customers informed of the Bank's services.

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PAGE 2.13


                                    Table 2.5
                       First Federal of Northern Michigan
                    Market Area Counties Deposit Competitors


Competitor                                        Locations (Market Share)
----------                                        ------------------------

National City Bank of the MW                      Alpena (17.3%)
                                                  Antrim (7.8%)
                                                  Cheboygan (33.1%)
                                                  Emmet (4.0%)
                                                  Iosco (26.7%)
                                                  Montmorency (76.2%)

Citizens Bank                                     Alpena (23.0%)
                                                  Antrim (6.8%)
                                                  Cheboygan (33.1%)
                                                  Oscoda (49.2%)
                                                  Otsego (5.9%)
                                                  Montmorency (76.2%)

Fifth Third Bank                                  Antrim (12.3%)
                                                  Emmet (24.7%)
                                                  Cheboygan (33.1%)
                                                  Otsego (42.3%)

Sources: FDIC.

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PAGE 3.1


                            III. PEER GROUP ANALYSIS


        This chapter presents an analysis of Alpena Bancshares' operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Alpena Bancshares is provided by these public companies. Factors affecting the Company's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Alpena Bancshares and the Peer Group, will then be used as a basis for the valuation of Alpena Bancshares' to-be-issued common stock.


PEER GROUP SELECTION

        The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

        Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 165 fully-converted publicly-traded thrift institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To

RP FINANCIAL, LC.
PAGE 3.2


the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. From the universe of publicly-traded thrifts, we selected 13 institutions with characteristics similar to those of Alpena Bancshares. In the selection process, we applied one "screen" to the universe of all public companies:

        o SCREEN #1. MIDWEST INSTITUTIONS WITH ASSETS BETWEEN $150 MILLION AND $400 MILLION, A RETURN ON EQUITY OF LESS THAN 10% AND WITH A HEADQUARTERS LOCATION OUTSIDE OF A MAJOR METROPOLITAN AREA. Thirteen companies met the criteria for Screen #1 and all were included in the Peer Group. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Midwest based thrifts with assets less than $500 million, from which the Peer Group was selected.

        Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Alpena Bancshares, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Alpena Bancshares' financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

        A summary description of the key characteristics of each of the Peer Group companies is detailed below.

        o Wayne Savings Bancshares, Inc. of Wayne, OH. Largest peer group company with a low proportion of assets in loans receivable and a high proportion of deposits as funding liabilities. Income approximated the peer group average. There was little loan portfolio diversification away from residential secured assets, resulting in a low risk assets-to-assets ratio. Asset quality is relatively strong.

        o LSB Financial Corp. of Lafayette, IN. Second largest peer group company, with a relatively leveraged capital base and higher level of earnings. LSB has also diversified into multi-family/commercial real estate loans, and maintained the largest loans serviced for others portfolio.

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PAGE 3.3






























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PAGE 3.4


        o First Federal Bancshares, Inc. of Colchester, IL. First Federal maintained the most leveraged capital position of the Peer Group, along with the highest level of intangibles. Income is supported by a low interest expense ratio and low operating expenses. First Federal's asset composition includes significant investment in MBS and thus recorded the lowest risk asset-to-asset ratio of all Peer Group members. Asset quality was more favorable than most other Peer Group members.

        o Sturgis Bancorp, Inc. of Sturgis, MI. One of two Peer Group members operating in the state of Michigan, with a similar sized branch office network. Sturgis has a relatively leveraged capital position, and reported strong levels of non-interest income. This peer group member reported strong investment in commercial real estate/multi-family loans and reported the largest servicing asset. Asset quality was less favorable than other peer group members.

        o Monarch Community Bancorp, Inc. of Coldwater, MI. Monarch is a 5-branch thrift with investment in loans receivable and reported the highest level of intangibles of all peer group members, due to an acquisition completed in 2003. The relatively low earnings of this company were affected by high operating expenses and high loan loss provisions.

        o First Bancorp of Indiana of IN. First Bancorp operates with a strong balance of investment securities and reported low earnings due to high operating expenses. Loan portfolio diversification was concentrated in commercial business loans resulting in a high risk-assets ratio.

        o Union Community Bancorp, Inc. of Crawsfordsville, IN. Union Community, located in westcentral Indiana, was one of two peer group companies to report a slight asset decline in the most recent twelve months. Union maintained a high balance of investment in loans receivable and a higher than average equity position. Earnings were supported by relatively low operating expenses. Loan diversification was primarily in commercial real estate/multi-family loans. Asset quality and reserve coverage ratios were less favorable than peer group averages.

        o Northeast Indiana Bancorp, Inc. of IN. Northeast Indiana, located in a rural area of northeast Indiana, maintained a similar balance sheet structure as First Federal, except for a larger proportion of borrowed funds in the funding base. Loan diversification was evident in balances of commercial real estate, commercial business and consumer loans, and asset quality was in line with peer group averages.

        o First BancTrust Corp. of Paris, IL. First BancTrust, located in rural east central Illinois, maintained a relatively low loans-to-assets ratio and a corresponding higher ratio of investments. The capital ratio was higher than peer group averages. Income levels, slightly lower than the peer group average, was affected by a high operating expense ratio. First BancTrust maintained the higher proportion of MBS as a percent of assets, resulting in the lowest risk assets-to-assets ratio. Loan diversification was concentrated in commercial real estate and commercial business loans, and asset quality was somewhat lower than peer group averages, although reserve coverage ratios were more favorable.

        o Home Loan Financial Corp. of OH. Home Loan Financial, operating in rural central Ohio, recorded one of the highest ratios of loans-to-assets of the peer group members,

RP FINANCIAL, LC.
PAGE 3.5


                along with the highest capital ratio. The investment in loans supported income as Home Loan reported the highest net interest margin and highest overall ROA of all peer group members. Loan portfolio diversification was modest, and primarily in the areas of commercial real estate and commercial business loans.

        o Great American Bancorp, Inc. of Champaign, IL. Great American, located in Champaign, Illinois, operates with a relatively high balance of MBS, funded with a larger balance of deposits. Income was slightly higher than peer group averages, as a stronger level of net interest income was offset by higher operating expenses. Non-interest income was the highest of all peer group members. Loan portfolio diversification was greatest in the area of commercial real estate.

        o AMB Financial Corp. of Munster, IN. AMB maintained a relatively high loans-to-assets ratio and a corresponding lower ratio of investments. The capital ratio was lower than peer group averages. Income levels, at the same level as the peer group average, were supported by a similar income statement in most areas. Loan diversification was concentrated in commercial real estate.

        o Home City Financial Corp. of OH. Home City Financial, operating in the moderately sized city of Springfield, Ohio, recorded one of the highest ratios of loans-to-assets of the peer group members, along a relatively low capital ratio. The investment in loans was evident in a high proportion of commercial real estate loans as a percent of assets, and a high risk assets-to-assets ratio.

        In aggregate, the Peer Group companies maintain a similar level of capital than the industry average (10.72% of assets versus 10.80% for all public companies), generate lower earnings as a percent of average assets (0.62% ROAA versus 0.79% for all public companies), and generate a lower return on equity (5.71% ROE versus 8.38% for all public companies). Overall, the Peer Group's average P/B ratio was below the average for all publicly-traded thrifts, while the Peer Group's average P/E ratio was similar to the average for all publicly-traded thrifts.

        Ideally, the Peer Group companies would be comparable to Alpena Bancshares in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Alpena Bancshares, as will be highlighted in the following comparative analysis.

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PAGE 3.6

                                                              ALL
                                                         PUBLICLY-TRADED            PEER GROUP

        Financial Characteristics (Averages)
        Assets ($Mil)                                             $2,524                   $251
        Market capitalization ($Mil)                                $396                    $32
        Equity/assets (%)                                         10.80%                 10.72%
        Return on assets (%)                                       0.79%                  0.62%
        Return on equity (%)                                       8.38%                  5.71%

        Pricing Ratios (Averages)(1)
        Price/earnings (x)                                        18.47x                 18.91x
        Price/book (%)                                           164.76%                120.13%
        Price/tangible book (%)                                  180.03%                127.89%
        Price/assets (%)                                          17.74%                 12.85%

        (1)     Based on market prices as of November 26, 2004.

FINANCIAL CONDITION

        Table 3.2 shows comparative balance sheet measures for Alpena Bancshares and the Peer Group. Alpena Bancshares' and the Peer Group's ratios reflect balances as of September 30, 2004, unless otherwise indicated for the Peer Group companies. Alpena Bancshares' equity-to-assets ratio of 8.6% was below the Peer Group's average net worth ratio of 10.7%. However, the Company's pro forma capital position will increase with the addition of stock proceeds and will exceed the Peer Group's ratio following the conversion. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 7.2% and 10.1%, respectively, as goodwill and intangibles maintained by the Company equaled 1.4% of assets. The increase in Alpena Bancshares' pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company's higher pro forma capitalization will also result in a relatively low return on equity. Both the Company's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group's ratios currently exceeding the Company's ratios. On a pro forma basis, the Company's surpluses will likely be more significant than indicated for the Peer Group.

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PAGE 3.8


        The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Alpena Bancshares and the Peer Group. Alpena Bancshares' loans-to-assets ratio of 73.8% was above the comparable Peer Group ratio of 71.8%. Comparatively, Alpena Bancshares' cash and investments-to assets ratio of 20.6% was below than the comparable Peer Group measure of 22.4%. Overall, Alpena Bancshares' interest-earning assets amounted to 94.4% of assets, which approximated the Peer Group's ratio of 94.2%.

        Alpena Bancshares' funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Company's deposits equaled 71.7% of assets, which was above the comparable Peer Group ratio of 70.0%. Comparatively, borrowings accounted for a higher portion of the Company's interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 18.6% and 17.8% for Alpena Bancshares and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 90.3% and 88.2%, respectively. Following the increase in capital provided by the net proceeds of the conversion offering, the Company's ratio of interest-bearing liabilities as a percent of assets will be less than the Peer Group's ratio.

        A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Company's ratio, based on respective ratios of 106.8% and 104.5%. The additional capital realized from stock proceeds should serve to provide Alpena Bancshares with an IEA/IBL ratio that exceeds the Peer Group's ratio, as the increase in capital provided by the infusion of conversion proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

        The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Alpena Bancshares' growth rates are based on annualized growth for the nine months ended September 30, 2004, while the Peer Group's growth measures are based on annual growth for the twelve months ended September 30, 2004 or the most recent period available. Alpena Bancshares' assets showed a noticeable increase, at an 18.59% annualized rate, versus an 8.2%

RP FINANCIAL, LC.
PAGE 3.9


asset growth rate posted by the Peer Group. In line with this asset growth, Alpena Bancshares' major asset categories showed similar changes over the time period. Asset growth for the Peer Group was realized through loan growth, as cash and investments declined. Overall, the Company's asset growth measures would tend to indicate greater earnings growth potential relative to the Peer Group's asset growth measures, although the Peer Group currently maintains an advantage in terms of available equity to leverage. In contrast, Alpena Bancshares' future asset growth potential will be enhanced by the increased leverage capacity that will result from the infusion of net conversion proceeds into capital.

        Similar to the asset side of the balance sheet, the Company's balances of deposits also showed an increase, offset by little change in borrowings, while the equity base was slightly lower. The Peer Group's growth rate for borrowings was higher than the comparable growth rate indicated for the Company, while deposits increased at a lower rate. The Peer Group also reported a decline in the equity base, of 1.5%. Factors contributing to the Company's capital decline included its low earnings level, and payment of dividends to minority shareholders. Comparatively, despite recording a higher return on assets than the Company, the Peer Group's capital declined due to dividend payments as well as stock repurchases, and possible changes to the AFS adjustment. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will depress the Company's capital growth rate following the stock offering.


INCOME AND EXPENSE COMPONENTS

        Table 3.3 displays comparable statements of operations for Alpena Bancshares and the Peer Group, based on earnings for the twelve months ended September 30, 2004 unless indicated otherwise for the Peer Group companies. For the period shown in Table 3.3, Alpena Bancshares reported net income of 0.31% of average assets, while the Peer Group reported net income to average assets of 0.62%. The comparable returns indicated for Company and the Peer Group resulted from the Company's lower net interest margin and higher level of operating expense.

        Net interest income represents the primary source of earnings for the Company and the Peer Group, equaling 2.91% and 3.00% of average assets, respectively. The Company

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

RP FINANCIAL, LC.
PAGE 3.11


maintained both a higher interest income ratio and a higher interest expense ratio in comparison to the Peer Group's ratios. The Company's higher interest income ratio was caused by maintaining a somewhat higher yield on interest earning assets (5.86% versus 5.54% for the Peer Group). The Company's higher interest expense ratio posted was facilitated in part by a higher funding cost (2.97% versus 2.56% for the Peer Group) and by a higher ratio of interest-bearing liabilities as a percent of assets. Following the Company's conversion, the increase in capital to be realized from the infusion of conversion proceeds and the resultant decline in the level of interest-bearing liabilities funding assets should improve the Company's position in comparison to the Peer Group with respect to the interest expense ratio.

        In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 4.39% and 2.79%, respectively, excluding amortization of goodwill and other intangibles. In general, the Company's higher operating expense ratio is reflective of its relatively large branch office network for its deposit and asset size, along with the operations of ICA. Consistent with the Company's higher operating expense ratio, Alpena Bancshares maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $2.1 million for the Company, versus a comparable measure of $3.7 million for the Peer Group. On a post-offering basis, the Company's operating expenses can be expected to increase with the addition of stock benefit plans, with such expenses already impacting the Peer Group's operating expenses. At the same time, Alpena Bancshares' capacity to leverage operating expenses will be greater than the Peer Group's leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

        When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. However, this comparison is not meaningful in Alpena Bancshares' case, due to the inclusion of ICA's expenses in the expense base, without the benefits of the income generated by ICA.

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RP FINANCIAL, LC.
PAGE 3.12


        Sources of non-interest operating income were a larger contributor to the Company's earnings, with such income amounting to 1.83% and 0.70% of Alpena Bancshares' and the Peer Group's average assets, respectively. As detailed in Chapter One, excluding the income generated by ICA results in a non-interest operating income ratio for the Company of 0.58%, somewhat less that the Peer Group's ratio. The Peer Group's higher level of non-interest operating income is supported by income generated through service fees and charges, similar to the Company. Taking non-interest operating income into account in comparing the Company's and the Peer Group's earnings, Alpena Bancshares' efficiency ratio of 92.6% was less favorable than the Peer Group's efficiency ratio of 75.4%.

        Loan loss provisions had a moderate impact on the Company's earnings, with Alpena Bancshares reporting provisions of 0.10% of average assets, while the Peer Group established reserves equaling 0.14% of average assets. The level of loan loss provisions established by the Company and the Peer Group was indicative of their generally favorable credit quality measures.

        Net gains or losses were a factor in the Company's and the Peer Group's earnings, with Alpena Bancshares reporting net non-operating income of 0.33% of average assets, while the Peer Group reported gains of 0.13% of average assets. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility and, thus, are substantially discounted in the evaluation of an institution's core earnings. In the case of Alpena Bancshares, the gains were primarily were derived from gains on the sale of loans and investment securities. The gains recorded by the Peer Group were supported by gains derived from the sale of fixed rate loans as an ongoing activity. Accordingly, such gains warrant some consideration as a core earnings factor for the Company and the Peer Group, but are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.

        The Company recorded an effective tax rate of 28.1%, while the Peer Group posted an effective tax rate of 31.9%, respectively.

RP FINANCIAL, LC.
PAGE 3.13


LOAN COMPOSITION

        Table 3.4 presents data related to the loan composition of Alpena Bancshares and the Peer Group. In comparison to the Peer Group, the Company's loan portfolio composition reflected a somewhat lower concentration in the aggregate of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (50.2% of assets versus 52.0% for the Peer Group). A higher concentration of MBS primarily accounted for the Peer Group's higher ratio, offset by a lower ratio of 1-4 family residential loans. Loans serviced for others equaled 55.2% and 17.1% of the Company's and the Peer Group's assets, respectively, thereby indicating the greater influence of mortgage banking activities on the Company's operations. The Company's higher balance of loans serviced for others translated into a higher ratio of servicing intangibles, as servicing assets equaled 0.35% and 0.21% of the Company's and the Peer Group's assets, respectively.

        Diversification into higher risk and higher yielding types of lending was slightly more significant for the Peer Group. Commercial business loans represented the most significant area of lending diversification for the Company (11.4% of assets), followed by commercial real estate loans (9.5% of assets). Similarly, commercial real estate loans represented the most significant area of lending diversification for the Peer Group (15.4% of assets) followed by commercial business loans (5.6% of assets). In comparison to Alpena Bancshares, the Peer Group's loan composition reflected a lower concentration of construction/land loans (3.1% of assets) and a higher concentration of consumer loans (4.1% of assets). Beyond commercial real estate and commercial business loans, lending diversification for the Company was limited consisting of balances of construction and land loans (4.0% of assets) and consumer loans (2.5% of assets). Overall, the similar degree of lending diversification into higher risk types of lending translated into similar risk weighted assets-to-assets ratio of 65.1%, versus a comparable ratio of 62.8% maintained by the Peer Group.


CREDIT RISK

        Overall, the Company's credit risk exposure appears to be lower than the Peer Group's, based on the Company's lower ratios of non-performing loans and non-performing assets as a

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RP FINANCIAL, LC.
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RP FINANCIAL, LC.
PAGE 3.15

RP FINANCIAL, LC.
PAGE 3.16


percent of non-performing loans and total assets, respectively. As shown in Table 3.5, the Company's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.70% of assets, which was below the comparable Peer Group ratio of 1.21%. Non-performing loans equaled 0.26% of the Company's loans compared to 1.35% for the Peer Group. The Company maintained a higher level of loss reserves as a percent of non-performing loans (140.0% versus 163.6% for the Peer Group), while at the same time maintaining lower reserves as a percent of loans (0.61% versus 0.82% for the Peer Group). The similar credit risk was also evident in the level of net charge-offs for the twelve month period, which equaled 0.07% and 0.07% of the Peer Group's (median figure) and the Company's respectively, both of which are relatively low figures.


INTEREST RATE RISK

        Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group companies. In terms of balance sheet composition, Alpena Bancshares' interest rate risk characteristics were considered to be slightly less favorable in a declining interest rate environment than the Peer Group's. Most notably, Alpena Bancshares' lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. The level of non-interest earning assets was similar for both with respect to capacity to generate net interest income and, in turn, limiting the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should provide the Company with comparable or slightly more favorable balance sheet interest rate risk characteristics than currently maintained by the Peer Group, particularly with respect to the increases that will be realized in Company's equity-to-assets and IEA/IBL ratios.

        To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Alpena Bancshares and the Peer Group. In general, the fluctuations in the Company's ratios were similar to that experienced by the Peer Group, which implied there was a similar degree of interest rate risk associated with its net interest income compared to the Peer Group's, based on the interest rate environment that prevailed during the period covered in Table 3.6. The stability of the Company's net interest margin should be enhanced by the infusion of stock proceeds, as interest

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RP FINANCIAL, LC.
PAGE 3.17

RP FINANCIAL, LC.
PAGE 3.18


rate sensitive liabilities will be funding a lower portion of Alpena Bancshares' assets and the proceeds will be substantially deployed into interest-earning assets.

SUMMARY

        Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Alpena Bancshares. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP(R) FINANCIAL, LC.
PAGE 4.1


                             IV. VALUATION ANALYSIS


INTRODUCTION

        This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bancorp's conversion transaction.

APPRAISAL GUIDELINES

        The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP FINANCIAL APPROACH TO THE VALUATION

        The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

        The pro forma market value determined herein is a preliminary value for Bancorp's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Alpena Bancshares' operations and financial conditions; (2) monitor Alpena Bancshares'

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RP(R) FINANCIAL, LC.
PAGE 4.2


operations and financial conditions relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

        The appraised value determined herein is based on the current market and operating environment for Bancorp and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Bancorp's value, or Bancorp's value alone. To the extent a change in factors impacting Bancorp's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

VALUATION ANALYSIS

        A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of s coming to market at this time.

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RP(R) FINANCIAL, LC.
PAGE 4.3


1.      FINANCIAL CONDITION

        The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Groups' financial strength are noted as follows:

        o OVERALL A/L COMPOSITION. The Company maintained a slightly higher concentration of assets in loans receivable, and loan diversification was slightly more significant for the Peer Group. Overall the Company had a slightly higher risk weighted assets-to-assets ratio than the Peer Group on average. Alpena Bancshares' funding composition reflected a slightly higher concentration of deposits and higher concentration of borrowings relative to the Peer Group's ratios. Overall, as a percent of assets, the Company maintained a similar IEA ratio and a higher IBL ratio than for the Peer Group, which resulted in a less favorable IEA/IBL ratio for the Company in comparison to the Peer Group. This disadvantage is expected to be offset on a pro forma basis. Accordingly, RP Financial concluded that no adjustment was warranted for the Company's overall asset/liability composition.

        o CREDIT QUALITY. The Company maintained favorable NPA ratios but a less favorable reserve-to-loans ratio relative to the Peer Group. Net loan charge-off ratios as a percent of loans were similar for both. The Company maintained a slightly higher risk weighted assets-to-assets ratio, as Alpena Bancshares' greater concentration of loans receivable in the earning asset portfolio was in part offset by a higher proportion of lower risk residential loans. Overall, no adjustment was warranted for this factor.

        o BALANCE SHEET LIQUIDITY. The Company operated with a similar level of liquidity relative to the Peer Group, in terms of both cash and equivalents and investments securities. Borrowing capacities for both were similar. Given the increase to the Company's liquidity on a pro forma basis, no adjustment was warranted.

        o FUNDING LIABILITIES. The level of funding sources, deposits and borrowings were similar for both the Peer Group and the Company, with Alpena Bancshares' ratios both slightly higher than the Peer Group. Funding costs were higher for the Company, indicating a potentially higher deposit cost market area. While the Company currently maintains a lower IBL ratio than the Peer Group, following the stock offering this comparative disadvantage should dissipate. On balance, no adjustment was made.

        o EQUITY. The Company's equity-to-assets and tangible equity-to-assets ratios were lower than the comparable Peer Group ratios. Following the stock offering, however, Bancorp's pro forma capital position will exceed the Peer Group's capital ratios both on a reported and tangible capital basis. Thus, a slight upward adjustment was warranted.

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RP(R) FINANCIAL, LC.
PAGE 4.4


        On balance, Alpena Bancshares' balance sheet strength was considered to be similar to the Peer Group's, as implied by the various factors discussed above. Accordingly, we concluded that no valuation adjustment was warranted for the Company's financial strength.

2.      PROFITABILITY, GROWTH AND VIABILITY OF EARNINGS

        Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

        o REPORTED EARNINGS. The Company maintained significantly lower comparative profitability (0.31% of average assets versus 0.62% for the Peer Group), due to a lower ratio of net interest income and a higher ratio of operating expenses, including intangibles amortization. The Company's higher level of non-interest operating income reflects the operations of the ICA subsidiary, along with the mortgage banking operations. Operating expenses are elevated due to the ICA subsidiary, the mortgage banking operations, and the costs of operating the 10 branch office network. On a pro forma basis, the Company's comparative earnings disadvantage is expected to continue in the short-run as the net earnings impact from the offering is expected to be marginal until balance sheet growth can be realized. Alpena Bancshares' reported earnings warrant a slight downward adjustment for valuation purposes.

        o CORE EARNINGS. The Company's and the Peer Group's earnings were derived largely from recurring sources, although Alpena Bancshares reported net gains (mostly on the sale of securities and loans) at a rate of 0.33% of average assets, versus net gains of 0.13% of average assets for the Peer Group. Thus, a comparison of the Company's core earnings to the Peer Group's was less favorable than reported earnings. Overall, the Company maintains a disadvantage in terms of efficiency, and the key to closing the gap relative to the Peer Group is profitable balance sheet growth, which will require time. As noted above, the net income benefit from the offering proceeds is expected to be limited initially given current low reinvestment rates and the cost of the stock benefit plans and other public company costs. The Company's core earnings warrant a moderate downward adjustment for valuation purposes.

        o INTEREST RATE RISK. The Company reported higher levels of non-interest income due to the ICA operations and the higher operating expenses incurred from these subsidiary operations (such expenses are generally fixed costs), places the Company's interest rate risk profile at an elevated level, despite recent similarity in net interest income volatility. Other measures of interest rate risk, such as capital ratios and IEA/IBL ratios were more favorable for the Peer Group. At the same time, the

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RP(R) FINANCIAL, LC.
PAGE 4.5


                increased pro forma equity and IEA/assets ratios is expected to reduce the Company's current exposure. Thus, no adjustment for this factor was made.

        o CREDIT RISK. The Peer Group's loan loss provisions were comparatively higher than the Company's over the most recent 12 month period. The Company's NPA ratios are more favorable than the Peer Group. Alpena Bancshares' reserve ratios are higher, with the exception of the reserves-to-loans ratio, which is higher for the Peer Group. The Company maintains a similar, but slightly higher proportion of assets in loans, while the Peer Group has slightly greater loan diversification. Taking these factors into account, a slight upward adjustment was warranted for this factor.

        o EARNINGS GROWTH POTENTIAL. Several factors were considered in assessing earnings growth potential. The infusion of stock proceeds will increase the Company's capacity for balance sheet growth. However, it remains uncertain as to whether retail growth (particularly in raising deposits), can be achieved in a sufficiently profitable manner. The Company has recently invested in infrastructure and personnel to support expected growth on a post-offering basis - thus the next wave of growth is expected to require a nominal increase in additional expense. While in the future the Bank intends to focus on expanding the operations of the ICA subsidiary operations, the level of future success remains uncertain. The revenue from mortgage banking operations also will remain uncertain and highly dependent upon loan origination volumes and the interest rate environment. Additional investment is in-process or planned for the near term future for renovations/construction of two branch office facilities to replace older facilities, which will reduce funds available for reinvestment in earning assets and increase depreciation expense. Overall, the Company's earnings growth potential appears to be similar to the Peer Group's and no valuation adjustment was warranted for this factor.

        o RETURN ON EQUITY. As the result of the increase in equity that will be realized from the infusion of net stock proceeds and the Company's lower profitability, the Company's pro forma return on equity ("ROE") will be below the comparable average for the Peer Group. We concluded that a moderate downward adjustment was warranted for the Company's ROE.

        Overall, a moderate downward adjustment was applied for the Company's profitability, growth and viability of earnings.

3.      ASSET GROWTH

        Recent asset growth trends for the Company and the Peer Group reflected more favorable growth characteristics for the Company, as Alpena Bancshares recently experienced stronger growth in assets, loans and investment securities. Absent the conversion transaction, Bancorp's growth potential would be less than the Peer Group's, due to a lower current tangible capital

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RP(R) FINANCIAL, LC.
PAGE 4.6


ratio. On a pro forma basis, the Company's tangible equity-to-assets ratio will be modestly higher than the Peer Group average, indicating a modestly greater leverage capacity for the Company. The ability for profitable growth, however, remains uncertain, and given Alpena Bancshares' cost structure, growth in the Company's assets to a level that provides for a similar capital ratio as the Peer Group will continue to result in a lower efficiency ratio. The planned dividend payout ratio will also result in slower equity growth, which will limit the ability to growth the asset base over the longer term. On balance, we concluded that no adjustment was warranted for this factor.

4.      PRIMARY MARKET AREA

        The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The Company's overall eight county market area has experienced moderate population and household increases since 2000, although two of the market area counties, include the headquarters county of Alpena, have lost population since 2000. Alpena County, as shown in Chapter Two, is the location of approximately 60% of the Company's deposits and three branch offices. The primary market area has an economy tied to the timber, agriculture, tourism, mining and concrete production industries, with household and per capita income measures lower than state and national averages, although these income levels are reflective of the rural market area. Competition faced by the Company for deposits and loans is moderate to significant, which includes other locally based banks and credit unions, as well as regional and super regional banks.

        Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. Overall, the markets served by the Peer Group companies were viewed as being somewhat more favorable with respect to supporting growth opportunities. The primary market areas served by the Peer Group companies are generally more populated and have generally experienced higher levels of population growth compared to the Company's market area. Per capita income levels were relatively consistent between the Company and the Peer Group. In general, the Peer Group companies faced less competition than the Company, as indicated by the significantly higher deposit market share that was maintained

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RP(R) FINANCIAL, LC.
PAGE 4.7


by the Peer Group companies on average (16.6% versus 7.1% for the Company). As shown in Table 4.1, September 2004 unemployment rates for the majority of the markets served by the Peer Group companies were lower than the unemployment rate reflected for Alpena County and for the eight county market area. On balance, we concluded that a slight downward adjustment was appropriate for the Company's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
                Alpena Bancshares and the Peer Group Companies(1)

                                                                                             Sept. 2004
                                                           County                           Unemployment
                                                           ------                           ------------
        Alpena Bancshares Market Area                      Alpena County                         6.2%
        Alpena Bancshares Market Area                      8 Counties                            6.6%

        PEER GROUP AVERAGE                                                                       5.3%

        AMB Financial Corp. of IN                          Lake                                  5.7%
        First BancTrust Corp. of IL                        Edgar                                 4.1
        First Bancorp of Indiana of IN                     Vanderburgh                           4.2
        First Federal Bancshares, Inc. of IL               McDonough                             2.7
        Great American Bancorp, Inc. of IL                 Champaign                             3.3
        Home City Financial Corp. of OH                    Clark                                 5.8
        Home Loan Financial Corp. of OH                    Coshocton                            13.5
        LSB Financial Corp. of IN                          Tippecanoe                            3.7
        Monarch Community Bncp, Inc. of MI                 Branch                                6.2
        Northeast Indiana Bancorp, Inc. of IN              Huntington                            6.1
        Sturgis Bancorp, Inc. of MI                        St. Joseph                            5.6
        Union Community Bancorp, Inc. of IN                Montgomery                            3.7
        Wayne Savings Bancorp, Inc. of OH                  Wayne                                 4.6

        (1)     Unemployment rates are not seasonally adjusted.

        Source:  U.S. Bureau of Labor Statistics.

5.      DIVIDENDS

        Alpena Bancshares has indicated its intention to pay dividends in an amount such that current minority shareholders of Alpena Bancshares will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the conversion. At the current midpoint valuation, the annual dividend payment would equal $0.23 per share and provide a yield of 2.30% based on the $10.00 per share initial offering price, and a

RP(R) FINANCIAL, LC.
PAGE 4.8


payout ratio of 84%. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

        All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.44% to 3.71%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.44% as of November 26, 2004, while the average payout ratio was 47%. As of November 26, 2004, approximately 91% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.26%, and an average payout ratio of 38%. The dividend paying thrifts generally maintain higher than average profitability ratios, thereby facilitating their ability to pay cash dividends. The Company's pro forma profitability is well below the Peer Group average, thereby restricting its comparative payout capacity.

        The Company's indicated dividend policy provides for a comparable yield, but a higher payout ratio in comparison to the Peer Group. This higher payout ratio will restrict the capital growth of the Company until which time profitability increases. The Company will thus have a more limited capacity to pay a dividend comparable to the Peer Group average dividend yield based on pro forma profitability, despite higher pro forma capitalization. On balance, we concluded that a slight downward adjustment was warranted.

6.      LIQUIDITY OF THE SHARES

        The Peer Group is by definition composed of companies that are traded in the public markets. All 13 of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $12.5 million to $62.0 million as of November 26, 2004, with average and median market values of $32.2 million and $31.7 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 735,000 to 3.6 million, with average and median shares outstanding of 1.8 million and 1.6 million, respectively. The Company's pro forma market value at the proposed midpoint will be

RP(R) FINANCIAL, LC.
PAGE 4.9


somewhat less than the Peer Group average, while shares outstanding will be higher than all but one of the Peer Group members. Bancorp's stock will be listed on the NASDAQ National Market System, as are the Peer Group's stocks. Overall, we anticipate that Bancorp's public stock will have a similar level of liquidity as the Peer Group companies on average and, therefore, concluded that no valuation adjustment was necessary for this factor.

7.      MARKETING OF THE ISSUE

        We believe that four separate markets exist for thrift stocks, including those coming to market such as Bancorp: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (3) the acquisition market for thrift franchises in Michigan; and (4) the market for the public stock of Alpena Bancshares. All of these markets were considered in the valuation of Bancorp's to-be-issued stock.

        A.      THE PUBLIC MARKET

                The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

                In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening. Year

RP(R) FINANCIAL, LC.
PAGE 4.10


end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

                Stocks moved higher in early April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The DJIA closed below 10,000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

                Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported

RP(R) FINANCIAL, LC.
PAGE 4.11


gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The Dow Jones Industrial Average ("DJIA") hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

                Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a five month high. Positive expectations to the opening of the holiday retail shopping season also provide upward momentum to the stock markets in general. As an indication of the general trends in the nation's stock markets over the past year, as of November 26, 2004, the DJIA closed at 10522.23, an increase of 7.6% from one year ago and an increase of 0.7% year-to-date. As of November 26, 2004 the NASDAQ closed at 2,102.0, an increase of 7.2% from one year ago and an increase of 4.9% year-to-date. The Standard & Poors 500 Index closed at 1182.7 on November 26, 2004, an increase of 11.8% from a year ago and an increase of 6.4% year-to-date.

                The market for thrift stocks has been mixed as well during the past twelve months, but, in general, thrift issues have paralleled trends in the broader market.

                After following the broader stock market lower as the close of the third quarter approached, thrift issues posted solid gains at the beginning of the fourth quarter. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter. After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial's agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further

RP(R) FINANCIAL, LC.
PAGE 4.12


support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

                Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation does not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

                Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-

RP(R) FINANCIAL, LC.
PAGE 4.13


August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

                Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve's indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. On November 26, 2004, the SNL Index for all publicly-traded thrifts closed at 1,568.8, an increase of 3.0% from one year ago and an increase of 5.8% year-to-date.

        B.      THE NEW ISSUE MARKET

                In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining Bancorp's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:
(1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

RP(R) FINANCIAL, LC.
PAGE 4.14


                Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. As shown in Table 4.2, one second-step conversion and four mutual holding company offerings were completed during the past three months. The second-step conversion offering is considered to be more relevant in the valuation analysis. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Roebling Financial's second-step offering was closed at the top of the super range and its stock price declined 0.5% after one week of trading as a fully-converted company. Roebling Financial's pro forma price/tangible book ratio at closing equaled 112.3% and pro forma core price/earnings ratio at closing equaled 32.6 times. There are no current pricing multiples for fully-converted companies that trade on NASDAQ or an Exchange, as Roebling Financial's stock is traded on the OTC Bulletin Board.

        C.      THE ACQUISITION MARKET

                Also considered in the valuation was the potential impact on Bancorp's stock price of recently completed and pending acquisitions of other savings institutions operating in Michigan. As shown in Exhibit IV-4, there were 4 Michigan thrift acquisitions completed from 2000 through year-to-date 2004, and there are currently no pending acquisitions of a Michigan savings institution. To the extent that acquisition speculation may impact the Company's offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as Bancorp's market and, thus, are subject to the same type of acquisition speculation that may influence Bancorp's stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Bancorp' stock would tend to be less compared to the stocks of the Peer Group companies.

RP(R) FINANCIAL, LC.
PAGE 4.15

RP(R) FINANCIAL, LC.
PAGE 4.16


        D.      TRADING IN ALPENA BANCSHARES' STOCK

                Since Alpena Bancshares' minority stock currently trades under the symbol "ALPN" on the OTC Bulletin Board, RP Financial also considered the recent trading activity in the valuation analysis. Alpena Bancshares had a total of 1,659,180 shares issued and outstanding at September 30, 2004, of which 739,180 shares were held by public shareholders and traded as public securities. As of November 26, 2004, the Company's closing stock price was $25.25 per share. There are significant differences between the Company's minority stock (currently being traded) and the conversion stock that will be issued by Bancorp. Such differences include different liquidity characteristics (the new conversion stock will be more liquid owing to larger number of public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

                              * * * * * * * * * * *

        In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second step conversions, the local acquisition market for thrift stocks and recent trading activity in the Company's minority stock. Taking these factors and trends into account, RP Financial concluded that slight upward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.      MANAGEMENT

        Alpena Bancshares' management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-5 provides summary resumes of Alpena Bancshares' Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an

RP(R) FINANCIAL, LC.
PAGE 4.17


operating strategy that can be well managed by the Company's present organizational structure. The Company currently does not have any senior management positions that are vacant.

        Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.      EFFECT OF GOVERNMENT REGULATION AND REGULATORY REFORM

        As a fully-converted federally-insured OTS regulated institution, Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Bancorp's pro forma regulatory capital ratios. On balance, no further adjustment has been applied for the effect of government regulation and regulatory reform.

SUMMARY OF ADJUSTMENTS

        Overall, based on the factors discussed above, we concluded that Bancorp's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

                                    Table 4.3
                              Valuation Adjustments
                             Alpena Bancshares, Inc.


         Key Valuation Parameters:                                     Valuation Adjustment
         ------------------------                                      --------------------
         Financial Condition                                           No Adjustment
         Profitability, Growth and Viability of Earnings               Moderate Downward
         Asset Growth                                                  No Adjustment
         Primary Market Area                                           Slight Downward
         Dividends                                                     Slight Downward
         Liquidity of the Shares                                       No Adjustment
         Marketing of the Issue                                        Slight Upward
         Management                                                    No Adjustment
         Effect of Government Regulations and Regulatory Reform        No Adjustment

RP(R) FINANCIAL, LC.
PAGE 4.18


VALUATION APPROACHES

        In applying the accepted valuation methodology promulgated by the OTS, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Bancorp's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Bancorp's prospectus for offering expenses, reinvestment rate, effective tax rate, foundation contribution and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

        RP Financial's valuation placed an emphasis on the following:

        o P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

        o P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

        o P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP(R) FINANCIAL, LC.
PAGE 4.19


        o TRADING OF ALPN STOCK. Converting institutions generally do not have stock outstanding. Alpena Bancshares, however, has public shares outstanding due to the mutual holding company form of ownership. Since Alpena Bancshares is currently traded on the OTC Bulletin Board, it is an indicator of investor interest in the Company's conversion stock and therefore received some weight in our valuation. Based on the November 26, 2004 stock price of $25.25 per share and the 1,659,180 shares of Alpena Bancshares stock issued and outstanding, the Company's implied market value of $41.9 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Alpena Bancshares' stock was somewhat discounted herein but will become more important towards the closing of the offering.

        The Company will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

        Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of November 26, 2004, the pro forma market value of Bancorp's conversion stock, including the stock to-be-issued to the Foundation and exchange shares to be issued to the current minority shareholders was $29,175,300 at the midpoint, equal to 2,917,530 shares at $10.00 per share. The midpoint of the second step stock offering, reflecting the sale of the 55.45% MHC ownership interest is equal to $16,000,000.

                1. PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating Bancorp's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings

RP(R) FINANCIAL, LC.
PAGE 4.20


and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds of the offering. The Company's reported earnings equaled $750,000 for the 12 months ended September 30, 2004. We adjusted the earnings base to reflect the earnings to be derived from assets to be contributed to the Company from the MHC upon completion of the conversion (approximately $210,000 of cash to be contributed). Thus, reported earnings used in the valuation were $752,993. In deriving Bancorp's core earnings, the only adjustment made to reported earnings was to eliminate gains on the sale of investment securities of $330,000. As shown below, on a tax affected basis, reflecting the marginal tax rate of 34%, the Company's core earnings were determined to equal $532,000 for the 12 months ended September 30, 2004. Adjusting this estimated core earnings level for earnings on assets contributed to the Company from the MHC resulted in valuation estimated core earnings of $535,193. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                    Table 4.4
                           Derivation of Core Earnings
                             Alpena Bancshares, Inc.

                                                                  Including
                                                Reported          Impact of
                                                Earnings         MHC Assets
                                                --------         ----------
                                                 ($000)             ($000)

        Net income                                $750             $753
        Less: Gain on Sale of Securities          (330)            (330)
        Plus: Tax Benefit(1)                       112              112
                                                   ---              ---
        Core earnings estimate                    $532              535

        (1)     Tax effected at 34%.


        Based on the Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, Bancorp's pro forma reported and core P/E multiples at the $29.2 million midpoint value equaled 36.72 times and 50.59 times, respectively, which provided for premiums of 91.0% and 148.2% relative to the Peer Group's median reported and core P/E multiples of 19.23 times and 20.38 times, respectively (see Table 4.5). The implied premiums reflected in Bancorp's pro forma P/E multiples take into

RP(R) FINANCIAL, LC.
PAGE 4.21

RP(R) FINANCIAL, LC.
PAGE 4.22


consideration Bancorp's pro forma P/B and P/A ratios, and expected balance sheet and earnings growth on a post-offering basis. At the supermaximum value of $38.5 million, Bancorp's pro forma reported and core P/E multiples equaled 47.50 times and 64.93 times, respectively, which provided for premiums of 147.0% and 218.6% relative to the Peer Group's median reported and core P/E multiples.

        2. PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating Bancorp's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio, to Bancorp's pro forma book value. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $29.2 million midpoint valuation, Bancorp's pro forma P/B and P/TB ratios equaled 82.54% and 92.10%, respectively. In comparison to the median P/B and P/TB ratios for the Peer Group of 112.49% and 120.13%, Bancorp's ratios reflected a discount of 26.6% on a P/B basis and a discount of 23.3% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable in light of Bancorp's resulting P/E multiples, higher level of pro forma capitalization and lower return on equity. At the supermaximum value of $38.5 million, Bancorp's pro forma P/B and P/TB ratios equaled 96.78% and 106.61%, respectively. In comparison to the median P/B and P/TB ratios for the Peer Group of 112.49% and 120.13%, Bancorp's ratios reflect a discount of 14.0% on a P/B basis and a discount of 11.3% on a P/TB basis.

        3. PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to Bancorp's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Bancorp's value equaled 10.90% of pro forma assets. Comparatively, the Peer Group companies exhibited a median P/A ratio of 12.88%, which implies a discount of 15.4% has been applied to Bancorp's pro forma P/A ratio. At the supermaximum of the valuation range, Bancorp's full conversion value equaled 14.16% of pro forma assets, which implies a premium of 9.9% from the Peer Group's median P/A ratio of 12.88%.

RP(R) FINANCIAL, LC.
PAGE 4.23


COMPARISON TO RECENT OFFERINGS

        As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The one second-step conversion completed during the past three month closed at a price/tangible book ratio of 112.3% (see Table 4.2). The price of the second-step conversion declined by 0.5% during the first week of trading. In comparison, the Bank's P/TB ratio at the appraised supermaximum value reflects a discount of 5.1% relative to the closing P/TB ratio of the recent second-step conversion The meaningfulness of this comparative technical analysis is also considered to be somewhat diminished by the availability of only one second step offering in the most recent three month period.

VALUATION CONCLUSION

        It is our opinion that, as of November 26, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion - including: (1) newly-issued shares representing the MHC's ownership interest in the Company; (2) exchange shares to be issued to existing public shareholders of the Company; and (3) the shares to be issued to the Foundation - was $29,175,300 at the midpoint, equal to 2,917,530 shares at a per share value of $10.00. The comparative pro forma valuation calculations relative to the Peer Group are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8. Based on the foregoing valuation, the corresponding range of shares and values are as shown below.

RP(R) FINANCIAL, LC.
PAGE 4.24


                                    Table 4.6
                             Alpena Bancshares, Inc.
                           Offering Shares and Values

                                                     2nd Step
                               Offering              Exchange          Foundation          Total
                                Shares                Shares             Shares            Shares
                                ------                ------             ------            ------
SHARES
------
Supermaximum                   2,116,000             1,700,113            37,500          3,853,613
Maximum                        1,840,000             1,478,360            36,800          3,355,160
Midpoint                       1,600,000             1,285,530            32,000          2,917,530
Minimum                        1,360,000             1,092,701            27,200          2,479,901

MARKET VALUE
Supermaximum                 $21,160,000           $17,001,130          $375,000        $38,536,130
Maximum                      $18,400,000           $14,783,600          $368,000        $33,551,600
Midpoint                     $16,000,000           $12,855,300          $320,000        $29,175,300
Minimum                      $13,600,000           $10,927,010          $272,000        $24,799,010

ESTABLISHMENT OF THE EXCHANGE RATIO

        OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Bancorp stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The exchange ratio to be received by the existing minority shareholders of Alpena Bancshares will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings. Based upon the Board of Directors determination, and the valuation conclusion and offering range concluded above, the exchange ratio would be 1.47826 shares, 1.73913 shares, 2.0000 shares and 2.3000 shares of newly issued shares of Bancorp stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Bancorp shares for the shares held by the public stockholders or on the proposed exchange ratio.

RP FINANCIAL, LC.

                                LIST OF EXHIBITS

Exhibit

Number                     Description
------                     -----------

  I-1                      Map of Office Locations

  I-2                      Audited Financial Statements

  I-3                      Key Operating Ratios

  I-4                      Investment Portfolio Composition

  I-5                      Yields and Costs

  I-6                      Loan Loss Allowance Activity

  I-7                      NPV Table

  I-8                      Fixed Rate and Adjustable Rate Loans

  I-9                      Loan Portfolio Composition

  I-10                     Contractual Maturity By Loan Type

  I-11                     Non-Performing Assets

  I-12                     Deposit Composition

  I-13                     CD Interest Rates and Maturity Schedule

  I-14                     Borrowing Activity


  II-1                     Description of Office Facilities

  II-2                     Historical Interest Rates

  II-3                     Economic Data in the Primary Market Area

  II-4                     Demographic Data in the Primary Market Area

RP FINANCIAL, LC.

  III-1       General Characteristics of Publicly-Traded Institutions

  III-2A Public Market Pricing of Midwest Savings Institutions <$250 Million in Assets

  III-2B Public Market Pricing of Midwest Savings Institutions $250 Mil to $500 Mil Assets

  III-3       Peer Group Market Area Comparative Analysis


  IV-1        Stock Prices:  As of November 26, 2004

  IV-2        Historical Stock Price Indices

  IV-3        Historical Thrift Stock Indices

  IV-4        Market Area Acquisition Activity

  IV-5        Director and Senior Management Summary Resumes

  IV-6        Pro Forma Regulatory Capital Ratios

  IV-7        Pro Forma Analysis Sheet

  IV-8        Pro Forma Effect of Conversion Proceeds

  IV-9        Peer Group Core Earnings Analysis

   V-1        Firm Qualifications Statement

                                    EXHIBITS

                                   EXHIBIT I-1
                             Alpena Bancshares, Inc.
                             Map of Office Locations

                                   EXHIBIT I-2
                             Alpena Bancshares, Inc.
                          Audited Financial Statements
                           [Incorporated by Reference]

                                   EXHIBIT I-3
                             Alpena Bancshares, Inc.
                              Key Operating Ratios

                                   EXHIBIT I-4
                             Alpena Bancshares, Inc.
                        Investment Portfolio Composition

                                   EXHIBIT I-5
                             Alpena Bancshares, Inc.
                                Yields and Costs

                             EXHIBIT I-5(continued)
                             Alpena Bancshares, Inc.
                                Yields and Costs

                                   EXHIBIT I-6
                             Alpena Bancshares, Inc.
                          Loan Loss Allowance Activity

                             EXHIBIT I-6(continued)
                             Alpena Bancshares, Inc.
                          Loan Loss Allowance Activity

                                   EXHIBIT I-7
                             Alpena Bancshares, Inc.
                                    NPV Table

                                   EXHIBIT I-8
                             Alpena Bancshares, Inc.
                      Fixed Rate and Adjustable Rate Loans

                                   EXHIBIT I-9
                             Alpena Bancshares, Inc.
                           Loan Portfolio Composition

                             EXHIBIT I-9(continued)
                             Alpena Bancshares, Inc.
                           Loan Portfolio Composition

                                  EXHIBIT I-10
                             Alpena Bancshares, Inc.
                        Contractual Maturity By Loan Type

                                  EXHIBIT I-11
                             Alpena Bancshares, Inc.
                     Loan Originations, Purchases and Sales

                                  EXHIBIT I-11
                             Alpena Bancshares, Inc.
                              Non-Performing Assets

                                  EXHIBIT I-12
                             Alpena Bancshares, Inc.
                               Deposit Composition

                                  EXHIBIT I-13
                             Alpena Bancshares, Inc.
                     CD Portfolio Rate and Maturity Schedule

                                  EXHIBIT I-14
                             Alpena Bancshares, Inc.
                               Borrowing Activity

                             Alpena Bancshares, Inc.
            Director and Senior Management Summary Resumes(continued)



                  Source: Alpena Bancshares, Inc.'s prospectus.

                              Source: SNL Financial

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                  Source: Alpena Bancshares, Inc.'s prospectus.

                                  EXHIBIT II-1
                        Description of Office Facilities

                                  EXHIBIT II-2
                            Historical Interest Rates

                                  EXHIBIT II-3
                   Economic Trends in the Primary Market Area

                                  EXHIBIT II-4
                  Demographic Trends in the Primary Market Area

                                  EXHIBIT III-1
             General Characteristics of Publicly-Traded Institutions

                                  EXHIBIT III-2
                  Public Market Pricing of Midwest Institutions

                                  EXHIBIT III-3
                  Public Market Pricing of Midwest Institutions

                                  EXHIBIT III-3
                   Peer Group Market Area Comparative Analysis

                           EXHIBIT IV-1 Stock Prices:
                             As of November 26, 2004

                                  EXHIBIT IV-2
                         Historical Stock Price Indices

                                  EXHIBIT IV-3
                         Historical Thrift Stock Indices

                                  EXHIBIT IV-4
                        Market Area Acquisition Activity

                                  EXHIBIT IV-5
                             Alpena Bancshares, Inc.
                 Director and Senior Management Summary Resumes

                                  EXHIBIT IV-6
                             Alpena Bancshares, Inc.
                       Pro Forma Regulatory Capital Ratios

                                  EXHIBIT IV-7
                             Alpena Bancshares, Inc.
                            Pro Forma Analysis Sheet

                                  EXHIBIT IV-8
                             Alpena Bancshares, Inc.
                     Pro Forma Effect of Conversion Proceeds

                                  EXHIBIT IV-9
                        Peer Group Core Earnings Analysis

                                   EXHIBIT V-1
                                RP Financial, LC.
                          Firm Qualifications Statement

                                                    FIRM QUALIFICATION STATEMENT


RP Financial provides financial and management consulting and valuation services to the financial services industry nationwide, particularly federally-insured financial institutions. RP Financial establishes long-term client relationships through its wide array of services, emphasis on quality and timeliness, hands-on involvement by our principals and senior consulting staff, and careful structuring of strategic plans and transactions. RP Financial's staff draws from backgrounds in consulting, regulatory agencies and investment banking, thereby providing our clients with considerable resources.

STRATEGIC AND CAPITAL PLANNING
RP Financial's strategic and capital planning services are designed to provide effective workable plans with quantifiable results. RP Financial analyzes strategic options to enhance shareholder value or other established objectives. Our planning services involve conducting situation analyses; establishing mission statements, strategic goals and objectives; and identifying strategies for enhancement of franchise value, capital management and planning, earnings improvement and operational issues. Strategy development typically includes the following areas: capital formation and management, asset/liability targets, profitability, return on equity and market value of stock. Our proprietary financial simulation model provides the basis for evaluating the financial impact of alternative strategies and assessing the feasibility/compatibility of such strategies with regulations and/or other guidelines.

MERGER AND ACQUISITION SERVICES
RP Financial's merger and acquisition (M&A) services include targeting candidates and potential acquirors, assessing acquisition merit, conducting detailed due diligence, negotiating and structuring transactions, preparing merger business plans and financial simulations, rendering fairness opinions and assisting in implementing post-acquisition strategies. Through our financial simulations, comprehensive in-house data bases, valuation expertise and regulatory knowledge, RP Financial's M&A consulting focuses on structuring transactions to enhance shareholder returns.

VALUATION SERVICES
RP Financial's extensive valuation practice includes valuations for a variety of purposes including mergers and acquisitions, mutual-to-stock conversions, ESOPs, subsidiary companies, mark-to-market transactions, loan and servicing portfolios, non-traded securities, core deposits, FAS 107 (fair market value disclosure), FAS 122 (loan servicing rights) and FAS 123 (stock options). Our principals and staff are highly experienced in performing valuation appraisals which conform with regulatory guidelines and appraisal industry standards. RP Financial is the nation's leading valuation firm for mutual-to-stock conversions of thrift institutions.

OTHER CONSULTING SERVICES AND DATA BASES
RP Financial offers a variety of other services including branching strategies, feasibility studies and special research studies, which are complemented by our quantitative and computer skills. RP Financial's consulting services are aided by its in-house data base resources for commercial banks and savings institutions and proprietary valuation and financial simulation models.


RP Financial's Key Personnel
   Gregory E. Dunn, Senior Vice President
   James P. Hennessey, Senior Vice President
   James J. Oren, Senior Vice President
   William E. Pommerening, Managing Director
   Ronald S. Riggins, Managing Director